                                                                                     Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

dated as of

October 18, 2005

Among

NT CORPORATION

TALK AMERICA HOLDINGS, INC.

AND

THNETCO, INC.

Table of Contents

ARTICLE I	DEFINITIONS

1.1. Definitions.                                                                                   1

ARTICLE II	THE TRANSACTION

 2.1. The Merger.                                                                                   8
2.2. The Closing.                                                                                   8
2.3. Actions at the Closing.                                                                             8
2.4. Effect of Merger.                                                                                 9
2.5. Procedure for Exchange.                                                                                                                                                                                                                                13
2.6. Escrow.                                                                                                                                                                                                                                                               13
2.7. Closing of Transfer Record.                                                                                                                                                                                                                            14

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF COMPANY

3.1. Organization, Qualification and Corporate Power; Transaction Authorization.                                                                                                                                  14
3.2. Capitalization.                                                                                              16
3.3. Noncontravention; Consents.                                                                                                                                                                                                                            17
3.4. Compliance with Laws, Licenses.                                                                      18
3.5. Customers.                                                                                      19
3.6. Securities.                                                                                       19
3.7. Brokers’ Fees.                                                                           19
3.8. Title to Assets.                                                                                                                                19
3.9. Subsidiaries.                                                                                      19
3.10. Financial Statements.                                                                                                                                20
3.11. Events Subsequent to Most Recent Fiscal Year End.                                                                   20
3.12. Undisclosed Liabilities.                                                                                                        23
3.13. Antitakeover Statutes.                                                                                                                                                                                                                                       24
3.14. Tax Matters.                                                                                         24
3.15. Real Property.                                                                                                                     26
3.16. Intellectual Property.                                                                                                                                28
3.17. Tangible Assets.                                                                                  29
3.18. Contracts.                                                                                                     29
3.19. Notes and Accounts Receivable.                                                                        31
3.20. Powers of Attorney.                                                                               31
3.21. Insurance.                                                                                       31
3.22. Litigation.                                                                                       32
3.23. Employees.                                                                                      32
3.24. Employee Benefits.                                                                                 32
3.25. Guaranties.                                                                                      34
3.26. Environmental, Health and Safety Matters.                                                                  34
3.27. Certain Business Relationships with Company and its Subsidiaries.                                                         35

3.28. Accounts; Lockboxes; Safe Deposit Boxes.                                                                    35
3.29. Accounting Matters.                                                                               35
3.30. PUHCA.                                                                                             35
3.31. Investment Company Act.                                                                                              35
3.32. Disclosure.                                                                                                        35

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.1. Organization.                                                                                        36
4.2. Authorization of Transaction.                                                                            36
4.3. Noncontravention.                                                                                  36
4.4. Brokers’ Fees.                                                                                                               37
4.5. Capital Resources.                                                                                                                                                                                               37

ARTICLE V	COVENANTS

5.1. Interim Operations.                                                                                                                              37
5.2. Filings; Other Actions; Notification.                                                                                                                                42
5.3. Company Financial Statements.                                                                                                                44
5.4. Access.                                                                                                                                                                                             44
5.5. Director and Officer Liability.                                                                                                                             45
5.6. Employee Benefits After the Merger.                                                                                                                                                          46
5.7. Notices and Filing by Company.                                                                                                                                        47

ARTICLE VI	CONDITIONS TO OBLIGATIONS TO CLOSE

6.1. Conditions to Each Party’s Obligation.                                                                                                                           48
6.2. Conditions to Obligation of Parent and Merger Sub.                                                                48
6.3. Conditions to Obligation of Company.                                                                       50

ARTICLE VII	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

 7.1. Survival of Representations and Warranties.                                                                                                                         51
7.2. Indemnification.                                                                                                                                                     51

ARTICLE VIII	TERMINATION

 8.1. Termination of Agreement.                                                                              58
8.2. Effect of Termination                                                                                  58

ARTICLE IX	MISCELLANEOUS

 9.1. Press Releases and Public Announcements.                                                                    59
9.2. No Third-Party Beneficiaries.                                                                           59
9.3. Entire Agreement.                                                                                  59
9.4. Binding Effect; Assignment.                                                                              60
9.5. Counterparts.                                                                                      60
9.6. Headings.                                                                                       60
9.7. Notices.                                                                                                                                                 60
9.8. Governing Law.                                                                                                                                                                                                                                                           63
9.9. Amendments and Waivers.                                                                              64

9.10. Severability.                                                                                      64
9.11. Expenses.                                                                                            64
9.12. Survival.                                                                                         64
9.13. Construction.                                                                                     64
9.14. Incorporation of Exhibits and Schedules.                                                                     65
9.15. Specific Performance.                                                                                 65
9.16. Submission to Jurisdiction.                                                                              66
9.17. Waiver of Jury Trial.                                                                                  66

Exhibits:

A. Form of Escrow Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is dated effective October 18, 2005, by and among TALK AMERICA HOLDINGS, INC., a Delaware corporation (“Parent”), THNETCO, INC., a Delaware corporation and indirectly wholly owned subsidiary of Parent (“Merger Sub”), and NT CORPORATION, a Delaware corporation (“Company”). Parent, Merger Sub and Company are referred to collectively herein as the “Parties,” and Company and Merger Sub are sometimes collectively referred to as the “Constituent Corporations.”

WITNESSETH:

WHEREAS, this Agreement contemplates a transaction whereby Parent will acquire all of the outstanding capital stock of Company through a merger of Merger Sub with and into Company;

WHEREAS, the Board of Directors of each of Parent, Merger Sub and Company has approved the acquisition of Company by Parent, including the merger of Merger Sub with and into Company (the “Merger”), upon the terms and subject to the conditions set forth herein, and the Board of Directors of each of Company and Merger Sub has adopted this Agreement;

WHEREAS, the Board of Directors of Company has determined that the Merger is advisable and is fair to and in the best interests of the holders of the Company Shares and recommended the approval of the Merger and this Agreement by the stockholders of Company and this Agreement and the Merger have been approved by the requisite vote of the stockholders of Company; and

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, and in consideration of the representations, warranties and covenants set forth herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS
        1.1.  Definitions.

        (a)  The following terms, as used herein, have the following meanings:

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of federal, state, local or foreign law.

“Claim Date” means the earlier of (a) the 60th day after Parent files its Annual Report on Form 10-K with the SEC for its fiscal year ending December 31, 2006 and (b) May 31, 2007.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Material Adverse Effect” means a Material Adverse Effect on Company or a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation), taken as a whole, after the Effective Time.

“Company Board” means the board of directors of Company.

“Company’s Restated Charter” means the Fourth Amended and Restated Certificate of Incorporation of NT CORPORATION filed with the Delaware Secretary of State on July 29, 2004, as in effect as of the Effective Time.

“Confidentiality Agreement” means the letter agreement dated August 23, 2005 between Parent and Company, as it may be amended, providing that, among other things, each Party would maintain confidential certain information of the other Party.

“Consenting Stockholders” means the Preferred Stockholders that approve the adoption of this Agreement and the Merger by written consent pursuant to Stockholder Consents.

“Deferred Intercompany Transaction” has the meaning set forth in Treas. Reg. Section 1.1502-13.

“Delaware Law” means the General Corporation Law of the State of Delaware, Chapter 1, Title 8 of the Delaware Code 1953, as amended.

“Dissenting Stockholder” at any time means a holder of Company Shares that are Dissenting Shares at such time the holder of which continues to be entitled to appraisal rights under Section 262 of the Delaware Law (including not having withdrawn any demand or otherwise waived or lost such rights) in respect of such shares.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind.

“Employee Options” means any stock options to purchase shares of Common Stock granted under any employee stock option or compensation plan or arrangement of Company.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental, Health and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyl, noise or radiation, each as amended and as now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Company for purposes of Code Section 414.

“Excess Loss Account” has the meaning set forth in Treas. Reg. Section 1.1502-19.

“FCC” means the Federal Communications Commission.

“FCC Consent” means the grant by the FCC of its consent to the transfer of the FCC Licenses in connection with the consummation of the transactions contemplated hereby.

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any United States federal, state or local or any foreign government, governmental regulatory or administrative authority, agency, commission (including any department or political subdivision of any of the foregoing), court, tribunal or judicial or arbitral body.

“Governmental Order” means any order, ruling, writ, judgment, injunction, decree, charge, stipulation, determination or award entered by or with any Governmental Entity.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Computer Software (including data and related documentation), (g) all other proprietary rights and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Agreement” means the Interim Operating and Integration Agreement, dated as of the date hereof, between Parent and Company.

“Interim Escrow Amount” means, as of any date, the aggregate amount remaining in the Escrow Fund as of such date, as such amount is reduced by the aggregate amount of any claims for indemnification that have been resolved but not yet paid as of such date or that have not been resolved but have been asserted in writing prior to such date pursuant to Section 7.2.

“Knowledge” of any Person that is not an individual means the actual knowledge of (i) such Person’s executive officers, in the case of Parent and Merger Subsidiary, and (ii) each of Leo J. Cyr and Danyelle L. Kennedy-Lantz, in the case of the Company, in each case after reasonable investigation by such individual.

“Laws” mean any laws, statutes, rules, ordinances, regulations, codes, plans, injunctions, judgments, orders, writs, decrees, rulings and charges thereunder of any Governmental Entity.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.

“Main Leases” means collectively all leases by Company or any of its Subsidiaries of 3300 Pace Street, Pensacola, Florida and 2700 N.E. Expressway, Building B, Suites 700 and 900, Atlanta, Georgia.

“Material Adverse Effect” means, with respect to or of or on any Person, (a) a material adverse change in, or materially adverse effect on, the business, assets, revenues, financial condition or results of operations of such Person and its Subsidiaries taken as a whole, excluding any such effect resulting from (i) changes in political or regulatory conditions generally, (ii) changes or conditions generally affecting the U.S. economy or financial markets or generally affecting the segments of the telecommunications industry in which such Person or any of its Subsidiaries operates, (iii) changes in GAAP, (iv) actions or forbearances taken in accordance with the terms of the Interim Agreement or (v) the announcement or consummation of this Agreement, or (b) an effect that would prevent, materially delay or materially impair the ability of such Person to consummate the Merger and the other transactions contemplated by this Agreement.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Nasdaq” means the Nasdaq National Market.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice.

“Parent Board” means the board of directors of Parent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Preferred Stockholder” means a holder of record of shares of Preferred Stock.

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Reportable Event” has the meaning set forth in ERISA Section 4043.

“Representatives” has the meaning set forth in the Escrow Agreement.

“Requisite Stockholder Approval” means adoption of this Agreement by the affirmative vote, at a meeting or by written consent, of (i) the holders of a majority of the outstanding Common Stock and Preferred Stock voting together as a single class, with the Preferred Stock voting on an as-converted-to-Common Stock basis, (ii) the holders of 60% of the outstanding shares of Series A Preferred, Series B Preferred and Series C Preferred, voting together as a single class, and (iii) the holders of 75% of the shares of Series D Preferred, voting separately as a class.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Security Interest” means any Lien other security interest, other than (a) mechanic’s, materialman’s and similar liens; (b) Liens for taxes not yet due and payable; (c) purchase money Liens and Liens securing rental payments under capital lease arrangements; and (d) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Severance Amounts” means all out-of-pocket compensation, bonuses, fees and expenses payable by Company or any of its Subsidiaries to any of its employees or directors in connection with or by reason of the transactions contemplated hereby and the consummation of any thereof, including payments and amounts of the categories, natures and types reflected in the statement in Section 5.6(e) of the Company Disclosure Letter and including all costs and payments to be paid as contemplated by Section 5.6(e), but in any case not including payments described in Note 2 of Section 5.6(e) of the Company Disclosure Letter, and any other amount that is stated in Section 5.1(a)(18)(z) to be, or be deemed to be, a Severance Amount. By way of example but not limitation of the generality of the foregoing definition, set forth in Section 5.6(e) of the Company Disclosure Letter is an estimate, as of the date of this Agreement, of the “Severance Amounts.”

“State PUC Consent” means the grant by any state Governmental Entity that granted or issued any of the State Licenses or otherwise has authority in the matter of its consent to the transfer of the State Licenses in connection with the consummation of the transactions contemplated hereby.

“Stockholder Consent” means a Consent, executed by a Preferred Stockholder, approving the adoption of this Agreement and the Merger.

“Subsidiary” of a specified Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which the specified Person (either alone or together with any other Subsidiary of the specified Person) owns, directly or indirectly, more than 50% of the stock or other equity, partnership, limited liability company or equivalent interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or otherwise has the power to vote or direct the voting of sufficient securities to elect a majority of such board of directors or other governing body.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, return, declaration or other information required to be supplied to a taxing authority in connection with Taxes.

“Total Merger Consideration” means $23,000,000, minus the sum of the Transaction Costs and Severance Amounts, as set forth in the Closing Costs Certificate.

“Transaction Costs” means all fees and expenses of legal counsel, investment bankers, brokers or other representatives and consultants, including Breckenridge Securities Corp. and The Breckenridge Group, Inc., Latham & Watkins LLP, Cooley Godward LLP, Nowalsky Bronston & Gothard PLLC, Kilpatrick Stockton LLP and Ernst & Young LLP, incurred or accrued by Company, or for which Company or any of its Subsidiaries is liable, in connection with the negotiation, execution and delivery of this Agreement, the performance of the obligations of Company and its Subsidiaries hereunder and the consummation of the transactions contemplated hereby, including payments and amounts of the categories, natures and types reflected in the statement in Section 5.6(b) of the Company Disclosure Letter, the premium payable for the purchase of the “tail” policy required to be procured pursuant to Section 5.5(b) and any other amount that is stated in Section 5.1(a)(18)(z) to be, or be deemed to be, a Transaction Cost. By way of example but not limitation of the generality of the foregoing definition, set forth in Section 5.6(b) of the Company Disclosure Letter is an estimate, as of the date of this Agreement, of the maximum amounts of the various categories of “Transaction Costs.”

        (b)  Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION

Agreement	Preamble
Allocable Series Consideration	2.4(f)
Allocated Portion	7.2(e)(2)
Applicable Series Liquidation Amount	2.4(f)
Basket Amount	7.2(f)
Certificate of Merger	2.3
Closing	2.2
Closing Costs Certificate	6.2(i)
Closing Date	2.2
Common Stock	3.2
Common Stock Exchange Ratio	2.4(f)
Communications Licenses	3.4
Company	Preamble
Company Disclosure Letter	ARTICLE III
Company Indemnified Party	7.2(a)(2)
Company Outstanding Shares	2.4(f)
Company Shares	3.2(a)(2)
Computer Software	3.16
Compensation Plan	5.1(a)(18)
Constituent Corporations	Preamble
Dissenting Shares	2.4(g)
Effective Time	2.4(a)
Escrow Agent	2.6(a)
Escrow Agreement	2.6(a)
Escrow Amount	2.6(a)
Escrow Fund	2.6(a)
Escrowed Consideration	2.5(a)
Exchange Agent	2.5(a)
Exchange Fund	2.5(a)
FCC Licenses	3.4(b)
Financial Statements	3.10
Indemnified Party	7.2(b)(1)
Indemnifying Party	7.2(b)(1)
IT Assets	3.16
Licenses	3.4(b)
Local Licenses	3.4(b)
Material Contract	3.18
Merger	Recitals
Merger Consideration	2.4(e)
Merger Sub	Preamble
Most Recent Financial Statements	3.10
Most Recent Fiscal Year End	3.10
Parent	Preamble
Parent Indemnified Party	7.2(a)(1)
Parties	Preamble
Per Share Merger Consideration	2.4(e)
Preferred Merger Consideration	2.4(f)
Preferred Share Liquidation Consideration	2.4(f)
Preferred Stock	3.2(a)(2)
Reserved Insurance Proceeds	7.2(g)(1)
Series A Preferred	3.2
Series B Preferred	3.2
Series C Preferred	3.2
Series D Preferred	3.2
Series E Preferred	3.2
Series F Preferred	3.2
Series Shares Outstanding	2.4(f)
State Licenses	3.4
Stockholder	3.2(b)
Surviving Corporation	2.1
Surviving Corporation New Plans	5.6(b)
Termination Date	8.1(d)
Third Party Claim	7.2(b)(1)
Total Liquidation Amount	2.4(f)

        (c)  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes” and “including” shall mean include, includes or including without limitation. The phrase “business day” shall mean any day other than a day on which banks in the State of New York are required or authorized to be closed. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive. Any pronoun shall include the corresponding masculine, feminine and neuter forms.

ARTICLE II

THE TRANSACTION
2.1.  The Merger.

On and subject to the terms and conditions of this Agreement, Merger Sub will merge with and into Company at the Effective Time and the separate corporate existence of Merger Sub will thereupon cease. Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of Company, with all of its rights, privileges, summary powers and franchises, shall continue unaffected by the Merger, except as provided for in Section 2.4.

2.2.  The Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (i) at the offices of Latham & Watkins LLP, 555 Eleventh Street, NW, Suite 1000 Washington, D.C. 20004, commencing at 9:00 A.M. local time on January 2, 2006 or, in the event the conditions set forth in Article VI are not satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) as of such date, the first day that is the last business day of a month and at least three business days after the satisfaction or waiver of all conditions set forth in ARTICLE VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or (ii) at such other place and time or on such other date as Parent and Company may agree in writing (the “Closing Date”).

2.3.  Actions at the Closing.

At the Closing, (i) Company will deliver to Parent and Merger Sub the various certificates, instruments and documents referred to in Section 6.2; (ii) Parent and Merger Sub will deliver to Company the various certificates, instruments and documents referred to in Section 6.3; (iii) Company and Merger Sub shall duly execute and deliver a certificate of merger (the “Certificate of Merger”)to the Secretary of State of the State of Delaware for filing under Section 251 of the Delaware Law and make all other filings or recordings required by the Delaware Law in connection with the Merger and (iv) Parent will deliver or cause to be delivered the Exchange Fund to the Exchange Agent in the manner provided below in this ARTICLE II.

2.4.  Effect of Merger.

    (a)  General. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as is specified in the Certificate of Merger (the “Effective Time”). From and after the Effective Time, the Surviving Corporation shall possess all of the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under this Agreement and the Delaware Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

    (b)  Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as did the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be NT CORPORATION, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by law.

    (c)  By-laws. The By-laws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read in their entirety as did the By-laws of Merger Sub in effect immediately prior to the Effective Time and shall be the By-laws of the Surviving Corporation until amended in accordance with their terms and as provided by law.

    (d)  Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office), until the earlier of their respective resignation, removal or otherwise ceasing to be a director or officer, respectively, or until their respective successors are duly elected and qualified, as the case may be.

    (e)  Conversion of Company Shares. At and as of the Effective Time, (A) each issued and outstanding Company Share will be converted into the right to receive the Merger Consideration set forth below in Section 2.4(f) (as to each Company Share, its “Per Share Merger Consideration”), and all such Company Shares will no longer be outstanding, will be canceled and retired and will cease to exist, and each holder of a certificate representing any such Company Shares will thereafter cease to have any rights with respect to such Company Shares, except the right to receive the respective Per Share Merger Consideration for each such Company Share to which the holder of such Company Shares is entitled pursuant to Section 2.4(f) upon the surrender of such certificate in accordance with Section 2.4(f) (collectively, the “Merger Consideration”) and (B) each Company Share owned by Company or any Subsidiary of Company shall be canceled and retired without payment of any consideration therefor and shall cease to exist. No Company Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.4(e) after the Effective Time.

    (f)  Per Share Merger Consideration. The Company Shares will be converted into the respective rights to receive the following Per Share Merger Consideration, which shall be payable in cash, as provided, and subject to the limitations set forth, below:

        (1)  each share of Common Stock held by the Company as treasury stock or owned by Parent or any Subsidiary of Parent immediately prior to the Effective Time shall be cancelled and retired, and no payment shall be made with respect thereto;

        (2)  each share of any series of Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive from Parent a portion of the Merger Consideration determined in accordance with the following formula:

(Allocable Series Consideration multiplied by Total Merger Consideration)
Number of Applicable Series Shares Outstanding

   (3)  thereafter, a holder of a share of Common Stock and a holder of Preferred Stock other than the Series E Preferred (treating the Preferred Stock on an as-converted to Common Stock basis) outstanding immediately prior to the Effective Time shall be converted into the right to receive from Parent, a portion of the Merger Consideration determined in accordance with the following formula:

(Total Merger Consideration minus Preferred Share Liquidation Consideration)
Company Outstanding Shares

Notwithstanding clause (2) or (3) immediately above, the maximum Merger Consideration that shall be paid by Parent in the Merger shall not exceed the Total Merger Consideration.

For purposes of this Section 2.4(f), each of the following terms is defined as follows:

“Allocable Series Consideration” means the Applicable Series Liquidation Amount divided by the Total Liquidation Amount.

“Applicable Series Liquidation Amount” means the total amount that would be payable to the holders of outstanding Preferred Stock in the Merger if, in the Merger, the holders of Preferred Stock were entitled to receive the following: (a) with respect to the Series A Preferred, the Series B Preferred and the Series C Preferred, the Liquidation Price (as defined in the Company’s Restated Charter); (b) with respect to the Series D Preferred, the Series D Liquidation Preference (as defined in the Company’s Restated Charter); and (c) with respect to the Series E Preferred, the Sale Preference (as defined in the Company’s Restated Charter).

“Common Stock Exchange Ratio” means, for the Common Stock, the ratio obtained pursuant to clause (3) immediately above.

“Company Outstanding Shares” means the number of shares of Common Stock outstanding as of the Effective Time (assuming the exercise, conversion or exchange of all outstanding rights, warrants, options, convertible securities or indebtedness or other rights exercisable, convertible or exchangeable for or into, directly or indirectly, Common Stock whether at the time of issue or upon the passage of time or the occurrence of some future event, including the conversion into Common Stock of all shares of Preferred Stock outstanding as of the Effective Time).

“Preferred Merger Consideration” means the merger consideration paid to all holders of Preferred Stock pursuant to clauses (2) and (3) immediately above.

“Preferred Share Liquidation Consideration” means the total amount of Merger Consideration allocated at the Effective Time to the holders of Preferred Stock pursuant to clause (2) immediately above.

“Series Shares Outstanding” means (a) in the case of the Series A Preferred, the total number of shares of Series A Preferred outstanding at the Effective Time; (b) in the case of the Series B Preferred, the total number of shares of Series B Preferred outstanding at the Effective Time; (c) in the case of the Series C Preferred, the total number of shares of Series C Preferred outstanding at the Effective Time; (d) in the case of the Series D Preferred, the total number of shares of Series D Preferred outstanding at the Effective Time; and (e) in the case of the Series E Preferred, the total number of shares of Series E Preferred outstanding at the Effective Time.

“Total Liquidation Amount” means the sum of all Applicable Series Liquidation Amounts.

    (g)  Notwithstanding anything in this Agreement to the contrary, each Share that is held by a holder (i) who has not voted in favor of the Merger or consented thereto in writing, (ii) who shall have properly demanded in writing appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the Delaware Law and (iii) who has neither effectively withdrawn nor lost the right to such payment (each such share, a “Dissenting Share” and collectively, the “Dissenting Shares”) shall not be converted into the right to receive Merger Consideration as provided in Sections 2.4(e) and (f), but rather the holders of Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 262 of the Delaware Law; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the Delaware Law, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.4(f). Company shall serve prompt notice to Parent of any written demands received by Company for appraisal of any Company Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

    (h)  Cancellation of Employee Stock Options. At or immediately prior to the Effective Time, each stock option or warrant to purchase Company Shares or any other capital stock of Company or any Company Subsidiary outstanding, whether or not vested or exercisable, and each commitment or agreement to issue Company Shares or any other capital stock of Company or any Company Subsidiary, including without limitation, all such stock options, warrants and commitments or agreements to issue Shares or any other capital stock of the Company or any Subsidiary set forth in Section 3.2(b) of the Company Disclosure Letter, shall be cancelled without the payment of any consideration, and Company and its Subsidiaries shall take all such actions, and shall obtain all consents and approvals as are necessary, to effect such cancellation.

    (i)  Conversion of Capital Stock of Merger Sub. At and as of the Effective Time, each share of common stock, $.01 par value per share, of Merger Sub shall be converted into one share of common stock, $.0l par value per share, of the Surviving Corporation.

2.5.  Procedure for Exchange.

    (a)  Immediately after the Effective Time, (A) Parent shall furnish to StockTrans, Inc., its transfer agent, or such other bank or trust company reasonably acceptable to Company to act as exchange agent (the “Exchange Agent”), a corpus (the “Exchange Fund”) consisting of cash sufficient to permit the Exchange Agent to make full payment of the Merger Consideration to the holders of all of the issued and outstanding Company Shares (other than any Company Shares owned by Company), less the amount in cash equal to 10% of the Total Merger Consideration, which amount (the “Escrowed Consideration”) will be withheld from the amounts otherwise to be delivered to the holders of Preferred Stock as Merger Consideration to which each such holder of Preferred Stock would, but for this Section 2.5(a), be entitled to be delivered pursuant to this Agreement, pro rata in proportion to the respective amount otherwise so deliverable and (B) Parent will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) in a form to be mutually agreed upon by Company and Parent prior to Closing to each holder of issued and outstanding Company Shares (other than any Company Shares owned by Company) that is entitled to receive any Merger Consideration for the holder to use in surrendering the certificates that, immediately prior to the Effective Time, represented his or its Company Shares against payment of the Merger Consideration to which the holder is entitled pursuant to Section 2.4(f), subject to the escrow of the Escrowed Consideration pursuant to the Escrow Agreement. Notwithstanding the withholding of the Escrowed Consideration and deposit thereof with the Escrow Agent pursuant to Section 2.6(a), each Preferred Stockholder shall, for all purposes of Section 2.4, be deemed to have received its pro rata share of such Escrowed Consideration so withheld and deposited. Upon surrender to the Exchange Agent of these certificates, together with the letter of transmittal, duly executed and completed in accordance with the letter of transmittal instructions, subject to the escrow of the Escrow Amount pursuant to the Escrow Agreement, Parent shall promptly cause to be issued a check representing the Merger Consideration (after giving effect to any required tax withholdings and the withholding of the Escrowed Consideration). No interest will be paid or accrued on any amounts payable to former holders of Company Shares. If payment is to be made to a Person other than the registered holder of the certificate surrendered, it shall be a condition of payment that the surrendered certificate must be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the certificate surrendered or establish to the reasonable satisfaction of the Surviving Corporation or the Exchange Agent that this tax has been paid or is not applicable. If any certificate representing Company Shares is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming a certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for this lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof except that the Person to whom this Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

    (b)  Parent shall pay, or shall cause the Surviving Corporation to pay, all charges and expenses of the Exchange Agent.

2.6.  Escrow.

    (a)  At the Effective Time, Parent, Merger Sub, Company, the Representatives and the Escrow Agent shall execute and deliver an escrow agreement substantially in the form of the attached Exhibit A (the “Escrow Agreement”) under which U.S. Bank Corporate Trust Services or other Person mutually satisfactory to Parent and Company shall act as escrow agent (the “Escrow Agent”) with respect to the Escrowed Consideration (the aggregate value of which, the “Escrow Amount”), which shall be deposited in an escrow fund (the “Escrow Fund”) to be governed by the terms set forth in the Escrow Agreement. Parent shall deposit the Escrowed Consideration with the Escrow Agent, which shall be withheld from the Merger Consideration as provided in Section 2.5 in connection with the indemnification obligations set forth in Section 7.2.

    (b)  Subject to the provisions of this Section 2.6 and the Escrow Agreement, (i) on the first business day that is at least 270 days after the Closing Date, an amount equal to 50% of the Interim Escrow Amount as of such date shall be paid to the Preferred Stockholders, and (ii) on the Claim Date, the then remaining amount in the Escrow Fund, as such amount is reduced by the aggregate amount of any claims for indemnification that have been resolved but not yet paid or that have not been resolved but have been asserted in writing prior to the Claim Date pursuant to Section 7.2, shall be paid to the Preferred Stockholders.

2.7.  Closing of Transfer Record. After the Effective Time, no transfer of Company Shares outstanding prior to the Effective Time may be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Merger Consideration as provided in Section 2.5.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the disclosure letter (subject to Section 9.13(c)) delivered to Parent by Company at or prior to entering into this Agreement (the “Company Disclosure Letter”), Company hereby represents and warrants to Parent and Merger Sub that:

3.1.  Organization, Qualification and Corporate Power; Transaction Authorization.

    (a)  Each of Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not be reasonably expected to have a Material Adverse Effect on Company. Section 3.1 of the Company Disclosure Letter lists for each of Company and its Subsidiaries (i) the directors and officers, (ii) the state of incorporation and (iii) the jurisdictions in which the corporation is qualified to do business. Company has delivered to Parent correct and complete copies of the charter and bylaws of each of Company and its Subsidiaries (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of each of Company and its Subsidiaries are correct and complete, and Company has delivered to Parent copies of all such items. None of Company and its Subsidiaries is in default under or in violation of any provision of its charter or bylaws.

    (b)  The Company Board has received the opinion of Breckenridge Securities Corp., dated October 18, 2005, to the effect that, as of such date, based upon and subject to the terms, qualifications, assumptions, limitations and exceptions set forth therein, the aggregate consideration to be received by the holders of the Company Shares pursuant to the Merger is fair to such holders, taken as a whole, from a financial point of view. A copy of such opinion was furnished to Parent on or before the date hereof. The Company Board, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of Company’s stockholders, (ii) adopted this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the requirements of Section 251 of the Delaware Law with respect to the transactions contemplated hereby, (iii) adopted resolutions recommending to the Company’s stockholders approval of the transactions contemplated hereby, including the Merger, (iv) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the Preferred Stockholders for their approval and adoption on or before the date of this Agreement, and (v) taken all necessary action to provide that Employee Options outstanding as of the Effective Time will be in all respects cancelled and of no further force and effect from and after the Effective Time. The only vote of holders of any class or series of Common Stock or Preferred Stock necessary to approve and adopt this Agreement and the Merger and the transactions contemplated hereby is the Requisite Stockholder Approval and no vote of the holders of the shares of Common Stock and the Preferred Stock, or any of them, is necessary to consummate any transaction expressly contemplated hereby other than the Merger. Company has received the consents of the Consenting Stockholders in the Stockholder Consents, a true and correct copy of each of which has been provided to Parent, and such consents so received constitute the Requisite Stockholder Approval. This Agreement and the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action.

    (c)  Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger in accordance with its terms. This Agreement is a valid and binding agreement of Company enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and except as indemnification obligations hereunder may be limited by applicable securities laws. No Stockholder is entitled to any dissenter’s rights with respect to, or other rights of appraisal of, its Company Shares in respect or by reason of the Merger or any of the transactions contemplated hereby, except only such rights of appraisal as a holder of Company Shares that is not a Consenting Stockholder shall have under Section 262 of the Delaware Law.

    (d)  Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under the Interim Agreement and the Interim Agreement is a valid and binding agreement of Company enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.2.  Capitalization.

    (a)  As of the date of this Agreement, Company’s authorized capitalization consisted of:

        (1)  90,028,495 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of which 9,408,544 shares were issued and outstanding, an aggregate of 5,033,998 shares were issuable upon exercise of outstanding Employee Options and an aggregate of 67,731,279 shares were issuable upon conversion of shares of the Preferred Stock, as set forth below; and

        (2)  58,020,595 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock” and, collectively with the Common Stock, the “Company Shares”), designated as:

(i)	7,500,000 shares of Series A Convertible Preferred Stock (“Series A Preferred”), of which 7,500,000 shares were issued and outstanding and were convertible into 7,704,628 shares of Common Stock;

(ii)	4,459,320 shares of Series B Convertible Preferred Stock (“Series B Preferred”), of which 4,459,320 shares were issued and outstanding and were convertible into 4,581,326 shares of Common Stock;

(iii)	6,584,372 shares of Series C Convertible Preferred Stock (“Series C Preferred”), of which 6,584,372 shares were issued and outstanding and were convertible into 6,764,747 shares of Common Stock;

(iv)
29,668,487 shares of Series D Convertible Preferred Stock (“Series D Preferred”), of which 25,584,455 shares were issued and outstanding and were convertible into 38,615,437 shares of Common Stock; and

(v)	9,796,238 shares of Series E Convertible Preferred (“Series E Preferred”), of which 9,796,238 shares were issued and outstanding and were convertible into 10,065,142 shares of Common Stock.

(vi)	2,178 shares of Series F Convertible Preferred (“Series F Preferred”), of which 0 shares were issued and outstanding.

    (b)  All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid and nonassessable, and, as of the date of this Agreement, are held of record by the respective stockholders as set forth in Section 3.2(b) of the Company Disclosure Letter (each a “Stockholder” and collectively, the “Stockholders”). The Company has no treasury stock. Other than the Employee Options that are exercisable for 5,033,998 shares of Common Stock as of the date of this Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Company, provided that the foregoing representation and warranty is to the Knowledge of Company as respects voting trusts, proxies or other agreements or understandings to which none of Company and its Subsidiaries is a party or has acknowledged in writing. Each Stockholder holds of record and, to Company’s Knowledge, owns beneficially, as of the date of this Agreement, the number of Company Shares set forth next to his or its name and record address in Section 3.2(b) of the Company Disclosure Letter, free and clear, to Company’s Knowledge, of any restrictions on transfer (other than any generally applicable restrictions on transfer under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. To Company’s Knowledge, no Stockholder is a party to any option, warrant, purchase right or other contract or commitment that could require the Stockholder to sell, transfer or otherwise dispose of any capital stock of Company (other than this Agreement). From and after the Effective Time, all Employee Options will be cancelled and shall represent no rights of any holder thereof. As of the Effective Time, each of the Employee Options shall in all respects be cancelled and of no further force or effect.

3.3.  Noncontravention; Consents. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i), assuming the filing of the Certificate of Amendment as contemplated by Section 2.3, violate any provision of the charter or bylaws of any of Company and its Subsidiaries or (ii), assuming compliance with the matters referred to in the next sentence of this Section 3.3, (A) violate any Laws or Governmental Order to which any of Company and its Subsidiaries is subject or (B) with or without notice, lapse of time or both, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of Company and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except, in the case of clause (ii), such violation, breach, default, acceleration or other change that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Except for (a) any FCC Consent, State PUC Consent or consent or approval of any other Governmental Entity identified in Section 3.3 of the Company Disclosure Letter, in each case as required by applicable Laws, (b) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the Delaware Law and of appropriate documents with relevant authorities of other states in which Company is qualified to do business to reflect such Certificate of Merger filing, and (c) any other third party approvals as are reflected in Section 3.3 of the Company Disclosure Letter, including with respect to any Computer Software program and databases (other than commercial, non-exclusive end-user licenses having a total consideration, with respect to each license, of less than $50,000), the execution, delivery and performance by Company of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any Governmental Entity or any other third Person except for those that the failure to make or obtain would not reasonably be expected to have a Material Adverse Effect on Company.

3.4.  Compliance with Laws, Licenses.

    (a)  Company and its Subsidiaries are not in violation of any Laws, License or Governmental Order applicable to any of the businesses in which any of Company and its Subsidiaries is engaged except to the extent that noncompliance would not reasonably be expected to have a Material Adverse Effect on Company and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or, to Company’s Knowledge, commenced, and currently pending, against any of them alleging any failure so to comply, except to the extent such failure would not reasonably be expected to have a Material Adverse Effect on Company.

    (b)  Company and its Subsidiaries hold all permits, licenses, certificates, variances, exemptions, orders, approvals, tariffs, rate schedules and similar documents from Governmental Entities (collectively, “Licenses”) that are necessary to own, lease and operate the assets and properties they currently own, lease and operate and to conduct their respective businesses and operations in the manner currently conducted, except where the failure to hold such Licenses would not reasonably be expected to have a Material Adverse Effect on Company. Section 3.4 of the Company Disclosure Letter sets forth all Licenses issued or granted to Company or any of its Subsidiaries by the FCC (“FCC Licenses”), all Licenses issued or granted to Company or any of its Subsidiaries by any state public utility commission or other state commission or authority regulating telecommunications businesses or services (“State Licenses”) and all Licenses issued or granted to Company or any of its Subsidiaries by any local government regulating telecommunications businesses or services or authorizing Company or any of its Subsidiaries to place facilities within the boundary of such local government (“Local Licenses”) and, collectively with the FCC Licenses and the State Licenses, the “Communications Licenses”) and all other material Licenses held by Company or its Subsidiaries, together with any pending applications filed by Company or its Subsidiaries for Communications Licenses or other material Licenses that would be Licenses if issued or granted or for modification, extension or renewal of any License. Company has delivered to Parent correct and complete copies of all Licenses (including the applications related thereto) and all pending applications listed on Section 3.4 of the Company Disclosure Letter.

    (c)  Each of Company and its Subsidiaries is in compliance in all material respects with each Communications License. Each of Company and its Subsidiaries is in compliance with (A) its obligations under each of the Licenses and (B) the rules and regulations of the Governmental Entity issuing such Licenses, except for any failures to be in compliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company. There is not pending or, to the Knowledge of Company, threatened in writing before the FCC or any other Governmental Entity any material proceeding, notice of violation, order of forfeiture or complaint or investigation against Company or any of its Subsidiaries relating to any of the Licenses, except, in the case of Licenses other than Communications Licenses, for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company. As of the date of this Agreement, Company has received no written notice, and, as to any Communications License, has no Knowledge, that any event has occurred with respect to any such License or application that would permit the revocation, termination, suspension or denial thereof or would result in any impairment of the rights of the holder thereof. No written notice has been received and to Company’s Knowledge no investigation or review is pending or threatened in writing by any Governmental Entity with regard to any alleged violation by Company or any of its Subsidiaries of any License or any alleged failure by Company or any of its Subsidiaries to have any Licenses. The actions of the applicable Governmental Entities granting all Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of Company, threatened in writing, any material application, petition, objection or other pleading with the FCC or any other Governmental Entity that challenges or questions the validity of or any rights of the holder under any License, except, in the case of Licenses other than Communications Licenses, for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company.

3.5.  Customers. Listed in Section 3.5 of the Company Disclosure Letter are the names and addresses of the 50 most significant separate customer billing accounts (by revenue) of Company and its Subsidiaries for the twelve-month period ended June 30, 2005 and the amount for which each such customer was invoiced during such period. As of the date of this Agreement, Company has not received any written notice nor does it have any Knowledge that any of the above-listed significant customers of Company or any of its Subsidiaries has ceased, or will cease, to use the products, equipment, goods or services of Company or any of its Subsidiaries, or has substantially reduced or will substantially reduce, the use of such products, equipment, goods or services at any time.

3.6.  Securities. To the Knowledge of Company, the outstanding shares of Company were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom.

3.7.  Brokers’ Fees. Except for fees payable to Breckenridge Securities Corp. and The Breckenridge Group, Inc. as set forth in the Company Disclosure Letter, neither Company nor its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.8.  Title to Assets. Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and tangible assets used by them, located on their premises or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for (i) properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, (ii) Security Interests disclosed in Section 3.8 of the Company Disclosure Letter, (iii) Security Interests or imperfections of title that are not, individually, material in character, amount or extent and that do not, individually or in the aggregate, materially detract from the value or materially interfere with the present or presently contemplated use by Company of the assets subject thereto or affected thereby, (iv) Security Interests arising under conditional sale or title retention agreements, real property leases, equipment leases or lease purchase agreements that are disclosed in Section 3.8 of the Company Disclosure Letter, (v) Security Interests arising in the Ordinary Course of Business (including, but not limited to, Liens for Taxes or governmental charges or levies, Security Interests of mechanics, carriers, workmen and repairmen, Security Interests incurred in connection with workmen’s compensation, unemployment insurance, social security and other like laws) for amounts that are not delinquent, except such Security Interests as are being contested in good faith, and (vi) Security Interests or imperfections of title that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

3.9.  Subsidiaries. Section 3.9 of the Company Disclosure Letter sets forth for each Subsidiary of Company (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of Company have been duly authorized and are validly issued, fully paid and nonassessable. All of the outstanding shares of each Subsidiary of Company is free and clear of any restrictions on transfer (other than generally applicable restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any of Company and its Subsidiaries to sell, transfer or otherwise dispose of any capital stock, of any of its Subsidiaries or that could require any Subsidiary of Company to issue, sell or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary of Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Company. None of Company and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust or other business association, which is not a Subsidiary of Company.

3.10.  Financial Statements.

Company has furnished to Parent prior to the date of this Agreement audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of, and for the fiscal years ended, December 31, 2002, December 31, 2003 and December 31, 2004 (the “Most Recent Fiscal Year End”) for Company and its Subsidiaries, together with the reports of Company’s independent auditors thereon, and the unaudited consolidated balance sheet and statements of income, changes in stockholders’ equity, and cash flow as of, and for the fiscal quarter ended, June 30, 2005 (the “Most Recent Financial Statements”). Such financial statements so furnished and the subsequent unaudited quarterly financial statements that may be delivered to Parent as provided in this Agreement are collectively the “Financial Statements.” The Financial Statements (including the notes thereto) present fairly (or will present fairly, in the case of those furnished after the date hereof) the financial condition of Company and its Subsidiaries as of their respective dates and the results of operations of Company and its Subsidiaries for their respective periods (subject, in the case of the unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.

3.11.  Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, Company and its Subsidiaries have conducted their businesses only in, and have not engaged in any material transaction other than in accordance with, the Ordinary Course of Business of Company and its Subsidiaries. Since the Most Recent Fiscal Year End and prior to the date hereof, there has not been any Material Adverse Effect on Company, provided, however, that, any damage to properties, service interruptions, loss of customers, additional operating and other costs and other adverse consequences resulting from Hurricanes Katrina and Rita, as and to the extent described in the Section 3.11(m) of the Company Disclosure Letter under the heading “Katrina/Rita Impact,” shall not be deemed to be a Material Adverse Effect. Since the Most Recent Fiscal Year End and prior to the date hereof:

     (a)  none of Company and its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

     (b)  none of Company and its Subsidiaries has entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses with the same other party or Affiliates of such other party) either involving more than $250,000 or other than in the Ordinary Course of Business;

     (c)  no party (including any of Company and its Subsidiaries) has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses with the same other party or Affiliates of such other party) involving more than $250,000 to which any of Company and its Subsidiaries is a party or by which any of them is bound;

     (d)  none of Company and its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $250,000 or other than in the Ordinary Course of Business;

     (e)  none of Company and its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions with the same other party or Affiliates of such other party) either involving more than $50,000 or other than in the Ordinary Course of Business;

     (f)  none of Company and its Subsidiaries has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 singly or $250,000 in the aggregate;

     (g)  none of Company and its Subsidiaries has delayed or postponed the payment of accounts payable or other Liabilities other than in the Ordinary Course of Business;

     (h)  none of Company and its Subsidiaries has cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $50,000 or other than in the Ordinary Course of Business;

     (i)  none of Company and its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

     (j)  other than as contemplated by this Agreement, there has been no change made or authorized in the charter or bylaws of any of Company and its Subsidiaries;

     (k)  none of Company and its Subsidiaries has issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock except for the issuance of shares of Common Stock upon exercise of Employee Stock Options outstanding as of the Most Recent Fiscal Year End in accordance with their terms;

     (l)  none of Company and its Subsidiaries has declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash, property, stock or any combination thereof) or redeemed, purchased or otherwise acquired any of its capital stock;

     (m)  none of Company and its Subsidiaries has experienced any damage, destruction or loss (whether or not covered by insurance) to its property that could reasonably be expected to have a Material Adverse Effect on Company;

     (n)  none of Company and its Subsidiaries (x) has made any loan or advance to, or entered into any other transaction with, any of its directors, officers or stockholders, or (y) made any loans or advances to, or entered into any other transactions with, any of its employees that were in the aggregate as to an employee in excess of $10,000 at any one time outstanding, other than, in the case of transactions with officers or employees (including stockholders in their capacity as officers or employees) referenced in either of clause (x) or (y), employment arrangements in the Ordinary Course of Business;

     (o)  none of Company and its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

     (p)  none of Company and its Subsidiaries has granted any increase in the base compensation of any of its directors or officers or, other than in the Ordinary Course of Business, any of its employees;

     (q)  none of Company and its Subsidiaries has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any other Employee Benefit Plan);

     (r)  none of Company and its Subsidiaries has made any other change in employment terms for any of its directors or officers;

     (s)  none of Company and its Subsidiaries has made or pledged to make any charitable or other capital contribution other than in the Ordinary Course of Business; and

     (t)  none of Company and its Subsidiaries has committed to any of the foregoing.

3.12.  Undisclosed Liabilities. There are no liabilities or obligations of Company or any Subsidiary of Company, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, nor any other facts or circumstances that would reasonably be expected to result in any liabilities or obligations of Company or any of its Subsidiaries, other than:

     (a)  liabilities or obligations to the extent (i) reflected on the Most Recent Balance Sheet or (ii) readily apparent in the notes thereto;

     (b)  liabilities or obligations incurred in the Ordinary Course of Business since the date of the Most Recent Balance Sheet (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law);

     (c)  liabilities or obligations under this Agreement or in the Interim Agreement;

     (d)  performance obligations under contracts required in accordance with their terms, or performance obligations to the extent required under applicable Laws, in each case to the extent arising after the date hereof; and

     (e)  liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company.

3.13.  Antitakeover Statutes. No anti-takeover or similar statute or regulation under Delaware Law applies to any of the transactions contemplated by this Agreement. No other “control share acquisition,” “fair price,” “moratorium” or other similar anti-takeover laws or regulations enacted under Delaware Law or under any other laws of the State of Delaware or under any laws of the State of Florida apply to this Agreement or any of the transactions contemplated hereby. Without limitation of the foregoing, the business combination restrictions of Section 203 of the Delaware Law are inapplicable to the Merger, this Agreement or the other transactions contemplated by this Agreement and no other state takeover statute or similar statute or regulation is or purports to be applicable to the Merger, this Agreement or the transactions contemplated hereby.

3.14.  Tax Matters.

     (a)  Each of Company and its Subsidiaries has filed all Tax Returns that it was required to file, except, in the case of Tax Returns other than federal or state income, sales and use Tax Returns, where failure to file such Return would not reasonably be expected to have a Material Adverse Effect on Company. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid, except where failure to pay such Taxes would not reasonably be expected to have a Material Adverse Effect on Company. None of Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has been made in the last 5 years, by a Governmental Entity in a jurisdiction where any of Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except for (i) Liens for current Taxes not yet due and (ii) Liens arising in connection with any failure or alleged failure that is being contested in good faith by appropriate proceedings and are set forth in Section 3.14 of the Company Disclosure Letter.

     (b)  Each of Company and its Subsidiaries has, in all material respects, withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid, or owing to any employee, independent contractor, creditor, stockholder or other third party.

     (c)  There is no dispute or claim concerning any Liability for any Tax of any of Company and its Subsidiaries either (A) claimed or raised by any Governmental Entity in writing received by Company or any of its Subsidiaries or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of Company and its Subsidiaries has Knowledge based on personal contact with any agent of such Governmental Entity. Section 3.14 of the Company Disclosure Letter lists all federal, state and foreign income Tax Returns filed with respect to any of Company and its Subsidiaries for taxable periods ended on or after December 31, 2002, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are being audited. Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of Company and its Subsidiaries since December 31, 2002.

     (d)  None of Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect, in each case with respect to any taxable period that remains open.

     (e)  None of Company and its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that could obligate it to make any payments that will not be deductible under Code Section 280G, in part, as a result of the transactions contemplated by this Agreement. None of Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of Company and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of Company and its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any Liability for the Taxes of any Person (other than any of Company and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

3.15.  Real Property.

    (a)  Neither Company nor any of its Subsidiaries owns any real property.

    (b)  Section 3.15 of the Company Disclosure Letter lists and describes briefly all real property leased or subleased to any of Company and its Subsidiaries. Company has delivered to Parent correct and complete copies of the leases and subleases with respect to the real property listed in Section 3.15 of the Company Disclosure Letter. With respect to each lease and sublease listed in Section 3.15 of the Company Disclosure Letter and, other than with respect to the Main Leases, except as would not reasonably be expected to have a Material Adverse Effect on Company:

        (1)  the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

        (2)  the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

        (3)  no party to the lease or sublease is in breach or default, and no event has occurred that, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder, except for any such breach or default as would not reasonably be expected to have a Material Adverse Effect on Company;

        (4)  no party to the lease or sublease has repudiated any provision thereof;

        (5)  there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

        (6)  with respect to each sublease, to the Knowledge of Company, the representations and warranties set forth in subsections (1) through (5) above are true and correct with respect to the underlying lease;

        (7)  none of Company and its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

        (8)  all facilities leased or subleased thereunder have received all approvals of Governmental Entities (including Licenses) required in connection with the operation thereof required to be obtained by Company or any of its Subsidiaries and have been operated and maintained by Company and its Subsidiaries in accordance with all Laws, except in each case (including the Main Leases) where failure to receive such approval or so operate and maintain would not reasonably be expected to have a Material Adverse Effect on Company;

        (9)  all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

        (10)  to the Knowledge of Company, there are no restrictions that impair the current use or occupancy of the property that is subject to the lease.

3.16.  Intellectual Property.

    (a)  Set forth in Section 3.16 of the Company Disclosure Letter is a complete and correct list of all material patents, patent applications, and all registrations or applications for registration of trademarks, servicemarks, copyrights and mask works owned or used by Company or its Subsidiaries. With respect to all Intellectual Property owned or used by Company or its Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect on Company, (A) Company and/or its Subsidiaries own or have the right to use all of such Intellectual Property free and clear of any Security Interest, license or other restriction, other than commercial, non-exclusive end-user licenses having a total consideration, with respect to each license, of less than $50,000; (B) no proceedings have been instituted, are pending or, to the Knowledge of Company, are threatened in writing that challenge the rights of Company and/or its Subsidiaries, in respect of such Intellectual Property or the validity thereof and, to the Knowledge of Company, there is no basis for any such proceedings; (C) none of such Intellectual Property violates any Laws, or has at any time infringed on or, to the Company’s Knowledge, violated any rights of others, or, to the Company’s Knowledge, is being infringed by others; and (D) to the Company’s Knowledge, none of such Intellectual Property is subject to any outstanding Governmental Order except for rulings generated in the ordinary course of ex parte prosecution of applications for patents or for registration of trademarks, servicemarks, copyrights or mask works.

    (b)  Company and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the businesses of Company and its Subsidiaries as presently conducted. Each item of Intellectual Property owned or used by any of Company and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation or its Subsidiary, on substantially identical terms and conditions immediately subsequent to the Closing hereunder, except as such non-ownership or unavailability or change in terms would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Each of Company and its Subsidiaries has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses, except where failure to take such action would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. None of Company and its Subsidiaries has any obligation to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to any item included in such Intellectual Property owned by Company or any of its Subsidiaries.

    (c)  Except where failure so to operate and perform would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, the IT Assets of Company and its Subsidiaries operate and perform in accordance with their documentation and functional specifications and otherwise as required by Company and its Subsidiaries for the operation of their respective businesses, and, except as the result of such malfunction or failure did not have a Material Adverse Effect on Company at the time, have not malfunctioned or failed within the three (3) year period immediately preceding the date of this Agreement. To the Knowledge of Company, no Person has gained unauthorized access to such IT Assets. Company and its Subsidiaries have implemented and maintained for the three (3) year period immediately preceding the date of this Agreement reasonable and sufficient backup and disaster recovery technology consistent with industry practices.

As used in this Agreement,

            (1)  “Computer Software” means all computer software and databases (including source code, object code, and all related documentation).

            (2)  “IT Assets” means computers, Computer Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation.

3.17.  Tangible Assets. Company and its Subsidiaries own or lease all buildings, machinery, equipment and other tangible assets necessary for the conduct of their businesses as presently conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

3.18.  Contracts. Section 3.18 of the Company Disclosure Letter lists the following contracts and other agreements to which any of Company and its Subsidiaries is a party or by which its assets are bound, in each case as of the date of this Agreement (each contract or other agreement required to be so listed, a “Material Contract”):

    (a)  any agreement (or group of related agreements with the same other party or Affiliates of such other party) for the lease of personal property to or from any Person providing for annual lease payments in excess of $50,000 per annum;

    (b)  any agreement (or group of related agreements with the same other party or Affiliates of such other party) for the purchase of raw materials, commodities, supplies, products or other personal property, or for the receipt of services, the performance of which will extend over a period of more than one year or involve annual consideration in excess of $250,000;

    (c)  any agreement (or group of related agreements with the same other party or Affiliates of such other party) for the sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing of services, that involves annual consideration in excess of $250,000;

    (d)  any agreement concerning a partnership or joint venture;

    (e)  any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

    (f)  any agreement limiting the solicitation or hiring by Company or its Subsidiaries of employees or agents of, or the pursuit or consummation by Company or its Subsidiaries of investments in, or transactions with, any other Person or otherwise concerning competition or noncompetition by Company or its Subsidiaries;

    (g)  any agreement with any of the Stockholders and their Affiliates (other than Company and its Subsidiaries);

    (h)  any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers or employees;

    (i)  any collective bargaining agreement;

    (j)  any agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $250,000 or providing severance benefits;

    (k)  any agreement under which Company or its Subsidiaries (x) has made any loan or advance to any of its directors, officers or stockholders, or (y) has made any loans or advances to any of its employees that were in the aggregate as to an employee in excess of $10,000 at any one time outstanding;

    (l)  any agreement under which Company or its Subsidiaries would be required, by its terms, to pay in excess of $250,000 to terminate the agreement; and

    (m)  any other agreement (or group of related agreements with the same other party or Affiliates of such other party) the performance of which involves annual consideration in excess of $250,000.

Company has made available to Parent a correct and complete copy of each written agreement listed in Section 3.18 of the Company Disclosure Letter (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.18 of the Company Disclosure Letter. Except as the failure of this representation and warranty to be true and correct, individually or in the aggregate as to all such agreements, would not reasonably be expected to have a Material Adverse Effect, with respect to each such agreement, to Company’s Knowledge: (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on substantially identical terms following the consummation of the transactions contemplated hereby; (C) no party is in material breach or material default, and no event has occurred that with notice or lapse of time would constitute a material breach or material default, or permit termination, modification or acceleration under the agreement; and (D) no party has repudiated any material provision of the agreement.

3.19.  Notes and Accounts Receivable. Listed in Section 3.19 of the Company Disclosure Letter are notes or accounts receivable of Company or any of its Subsidiaries in excess of $50,000 as of the date of this Agreement.

3.20.  Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of Company and its Subsidiaries.

3.21.  Insurance. Section 3.21 of the Company Disclosure Letter sets forth the following information with respect to each current insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which any of Company and its Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage:

    (a)  the name, address and telephone number of the agent;

    (b)  the name of the insurer, the name of the policyholder, and the name of each covered insured;

    (c)  the policy number and the period of coverage;

    (d)  the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

    (e)  a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy, to Company’s Knowledge: (A) the policy is legal, valid, binding, enforceable and in full force and effect; (B) the Policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither any of Company and its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy; and (D) no party to the policy has repudiated any provision thereof or otherwise indicated that any coverage under the policy would be reduced or not available, for any reason whatsoever. Each of Company and its Subsidiaries has been covered during the past 5 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Neither Company nor any of its Subsidiaries has maintained any self-insurance arrangements during the past 5 years.

3.22.  Litigation. Section 3.22 of the Company Disclosure Letter sets forth each instance in which any of Company and its Subsidiaries is, as of the date of this Agreement, (i) subject to any outstanding Governmental Order or (ii) a party or, to the Knowledge of Company, threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before, any Governmental Entity or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator or mediator. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries or (ii) litigations, arbitrations, investigations or other proceedings, or Governmental Orders relating thereto, pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries before any Governmental Entity, including the FCC, except in the case of either clause (i) or (ii), for those that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company.

3.23.  Employees. To the Knowledge of Company, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of Company and its Subsidiaries. None of Company and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, material grievances, claims of unfair labor practices or other collective bargaining disputes since January 1, 2003. None of Company and its Subsidiaries has committed any unfair labor practice, except any such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company.

3.24.  Employee Benefits.

    (a)  Section 3.24 of the Company Disclosure Letter lists each Employee Benefit Plan that any of Company and its Subsidiaries maintains or to which any of Company and its Subsidiaries contributes or has any obligation to contribute.

        (1)  To the Knowledge of Company, each such Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws.

        (2)  To the Knowledge of Company, all material required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. To the Knowledge of Company, the requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan subject to COBRA.

        (3)  All material contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time period prescribed by ERISA to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all material contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Company and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date that are due on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

        (4)  Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and to the Knowledge of Company nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

        (5)  There is no Employee Benefit Plan that is an Employee Pension Benefit Plan.

        (6)  Company has delivered to Parent correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

    (b)  With respect to each Employee Benefit Plan that any of Company, its Subsidiaries, and any ERISA Affiliate maintains or to which any of them contributes or has any obligation to contribute or has any liability:

        (1)  To the Knowledge of Company, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or to the Knowledge of Company is threatened.

        (2)  None of Company and its Subsidiaries has incurred any material Liability under COBRA with respect to any such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

     (c)  None of Company, its Subsidiaries and any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan.

    (d)  Section 3.24(d) of the Company Disclosure Letter lists each Employee Welfare Benefit Plan that any of Company and its Subsidiaries maintains, to which any of Company and its Subsidiaries contributes or has any obligation to contribute, and describes any Liability or potential Liability that may be incurred by or imposed on Company or any of its Subsidiaries with respect to medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than with respect to claims incurred prior to an employee’s retirement or other termination or in accordance with COBRA or similar statutes).

3.25.  Guaranties. None of Company and its Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

3.26.  Environmental, Health and Safety Matters.

    (a)  Except as would not reasonably be expected to have a Material Adverse Effect on Company, the properties and facilities currently occupied by Company and its Subsidiaries are not being used by Company or its Subsidiaries to make, store, handle, treat, dispose, generate, or transport hazardous substances in violation of any Environmental, Health and Safety Requirement.

    (b)  To the Knowledge of Company, hazardous substances have never been made, stored, handled, treated, disposed of, generated, or transported on or from the properties and facilities occupied by Company and its Subsidiaries during the term of such occupancy, except in accordance with Environmental, Health and Safety Requirements and except as would not reasonably be expected to have a Material Adverse Effect on Company.

    (c)  The properties, facilities and operations of Company and its Subsidiaries and their respective predecessors and Affiliates have complied and are in compliance in all material respects with all applicable Environmental, Health and Safety Requirements. Without limiting the generality of the foregoing, each of Company, its Subsidiaries and their respective Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its business, except for those the failure of which to obtain or comply or be in compliance with would not reasonably be expected to result in a Material Adverse Effect on Company. A list of all such permits, licenses and other authorizations is set forth in Section 3.26 of the Company Disclosure Letter.

    (d)  To the Knowledge of Company, none of the properties, facilities or operations of Company and its Subsidiaries is subject to any judicial or administrative proceedings alleging the violation of any applicable Environmental, Health and Safety Requirements.

    (e)  To the Knowledge of Company, none of the properties, facilities or operations of Company and its Subsidiaries is the subject of federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, any petroleum or petroleum product or any other hazardous, illegal or unlawful substance into the environment.

    (f)  Neither Company nor its Subsidiaries has filed any notice under any Environmental, Health and Safety Requirements indicating past or present treatment or disposal of a hazardous waste, hazardous substance or any petroleum or petroleum product, or reporting a spill or release of a hazardous or toxic waste, substance or constituent, any petroleum or petroleum product or any other substance into the environment.

    (g)  None of Company and its Subsidiaries have within the past year received written notice nor are they aware of any Liability of any of Company and its Subsidiaries in connection with any release of any hazardous or toxic waste, substance or constituent, any petroleum or petroleum product or any other substance into the environment.

3.27.  Certain Business Relationships with Company and its Subsidiaries. None of the Stockholders and their Affiliates has been involved in any business arrangement or relationship with any of Company and its Subsidiaries within the past 12 months, and none of the Company’s employees, the Stockholders and their respective Affiliates owns any asset, tangible or intangible, that is used in the business of any of Company and its Subsidiaries.

3.28.  Accounts; Lockboxes; Safe Deposit Boxes. Section 3.28 of the Company Disclosure Letter contains a true and complete list of (i) the names of each bank, savings and loan association, securities or commodities broker or other financial institution in which any of Company and its Subsidiaries has an account, including cash contribution accounts, and the names of all persons authorized to draw thereon or have access thereto and (ii) the location of all lockboxes and safe deposit boxes of Company or its Subsidiaries and the names of all persons authorized to draw thereon or have access thereto. The Stockholders and their Affiliates have not commingled monies or accounts of Company or its Subsidiaries with other monies or accounts of the Stockholders and their Affiliates or relating to their other businesses nor have the Stockholders or their Affiliates transferred monies or accounts of Company or its Subsidiaries other than to an account of Company or its Subsidiaries. At the Effective Time, all monies and accounts of Company and its Subsidiaries shall be held by, and be accessible only to, Company or its Subsidiaries.

3.29.  Accounting Matters. Listed in Section 3.29 of the Company Disclosure Letter are all predecessor companies of Company, the names of any Persons from which, since January 1, 1999, Company previously acquired material properties or assets in a single transaction or series of related transactions with a single party in excess of $2,000,000, and the changes in Company’s capital structure and capital stock ownership since October 1, 2003.

3.30.  PUHCA.  Company, together with its affiliates (as defined in Section 2(a)(11)(B) of the Public Utility Holding Company Act of 1935, as amended (“PUHCA”) (15 U.S.C. § 79b(a)(11)(B))), is engaged exclusively in the business of providing telecommunications services, information services, other services or products subject to the jurisdiction of the FCC or products or services that are related or incidental to the provision of any of the foregoing products or services, within the meaning of Section 34(a)(1) of PUHCA (15 U.S.C. § 79z-5c(a)(1)) and the rules and regulations thereunder.

3.31.  Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” as defined in the Investment Company Act of 1940, as amended.

3.32.  Disclosure. The representations and warranties contained in this ARTICLE III do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained in this ARTICLE III, in the light of the circumstances under which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter (subject to Section 9.13(c)) delivered to Company by Parent at or prior to entering into this Agreement (the “Parent Disclosure Letter”), Parent hereby represents and warrants to Company that:

4.1.  Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

4.2.  Authorization of Transaction. Each of Parent and Merger Sub has all requisite corporate power and authority to, and has taken all corporate action necessary in order to, execute, deliver and perform its obligations under this Agreement. This Agreement is a valid and binding agreement of each of Parent and Merger Sub, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3.  Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the charter or bylaws of any of Parent and its Subsidiaries or (ii), assuming compliance with the matters referred to in the next sentence of this Section 4.3, (A) violate any Laws or Governmental Order to which any of Parent and its Subsidiaries is subject or (B) with or without notice, lapse of time or both, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of Parent and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except, in the case of clause (ii), such violation, breach, default, acceleration or other change that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Except (a) for any FCC Consent, State PUC Consent or consent or approval of any other Governmental Entity identified in Section 3.3 of the Company Disclosure Letter or in Section 4.3 of the Parent Disclosure Letter, in each case as required by applicable Laws, (b) as may be necessary as a result of any facts or circumstances relating solely to Company, any of its Subsidiaries or any holder of Company Shares, (c) for the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the Delaware Law and of appropriate documents with relevant authorities of other states in which Company is qualified to do business to reflect such Certificate of Merger filing, (d) for filings by Parent under, and compliance by Parent with the requirements under, the Securities Exchange Act and the applicable requirements of Nasdaq and (e) for any other third party approvals as are reflected in Section 4.3 of the Parent Disclosure Letter, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any Governmental Entity or any other third Person, except in any case for those that the failure to make or obtain would not be reasonably expected to have a Material Adverse Effect on Parent.

4.4.  Brokers’ Fees. Neither Parent nor Merger Sub has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of Company and its Subsidiaries could become liable or obligated.

4.5.  Capital Resources. Parent has sufficient capital resources to pay the Merger Consideration and shall maintain such capital resources through the effective date of the Merger.

ARTICLE  V

                                                                                                                                                                       COVENANTS

5.1.  Interim Operations. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

    (a)  Company shall not knowingly take or permit any of its Subsidiaries to take any action or refrain from taking any action the result of which would be reasonably and foreseeably likely to prevent the consummation of the Merger by the Termination Date. Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time, unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement or the Interim Agreement or as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact, maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of Company and its Subsidiaries, maintain the validity of the Communications Licenses and, except as disclosed in Section 5.1 of the Company Disclosure Letter, comply in all material respects with all requirements of the Communications Licenses and the rules and regulations of the FCC and State PUCs. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement or as otherwise contemplated by the Interim Agreement or as permitted in Section 5.6(d), (B) as Parent may approve in writing, (C) as set forth in Section 5.1(a) of the Company Disclosure Letter or (D), in the case of any of the following clauses in this Section 5.1(a), as may be expressly permitted by another of the following clauses in this Section 5.1(a), the Company will not and will not permit its Subsidiaries to:

        (1)  adopt or propose any material change in its articles of incorporation or by-laws or other applicable governing instruments or amend any term of the Company Shares;

        (2)  merge or consolidate Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of Company that are not obligors or guarantors of third-party indebtedness, or adopt a plan of liquidation;

        (3)  acquire assets outside of the Ordinary Course of Business from any other Person with a value or purchase price in excess of $50,000 in the aggregate, other than acquisitions pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement and as otherwise set forth in Section 5.1(a)(3) of the Company Disclosure Letter, and other than capital expenditures as permitted by Section 5.1(a)(12);

        (4)  (x) enter into any material line of business in any geographic area other than the current lines of business of Company or any of its Subsidiaries, and in the geographic areas where they are currently conducted, as of the date hereof or (y) engage in the conduct of any business in any state that would require the receipt or transfer of a Communications License;

        (5)  file for any License outside of the Ordinary Course of Business;

        (6)  other than as set forth in Section 5.1(a)(6) of the Company Disclosure Letter and other than the issuance of shares of Common Stock upon exercise of Employee Stock Options or conversion of shares of Preferred Stock outstanding as of the date of this Agreement, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of Company to Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

        (7)  other than (i) in connection with receivables, facilities and securitizations as in effect on the date hereof and disclosed in the Company Disclosure Letter and renewals thereof in the Ordinary Course of Business, (ii) in connection with the refinancing of Company’s indebtedness under its credit facility as in effect on the date hereof and disclosed in the Company Disclosure Letter, (iii) Liens created or incurred to secure the purchase price of assets acquired as permitted by Section 5.1(a)(12) and (iv) Liens described in clause (ii), (iii), (iv), (v) or (vi) of Section 3.8, create or incur any Security Interest on any assets of the Company or any of its Subsidiaries;

        (8)  other than loans and advances to employees of Company or its Subsidiaries in the Ordinary Course of Business and not in excess of $10,000 at any time outstanding to any employee, make any loans, advances or capital contributions to or investments in any Person (other than Company or any direct or indirect wholly owned Subsidiary of Company);

        (9)  declare, set aside or pay any dividend or distribution with respect to Company’s capital stock (whether in cash, stock or property or any combination thereof) or redeem, purchase or acquire any of its capital stock;

        (10)  reclassify, split, combine, subdivide or repurchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

        (11)  other than (i) in connection with receivables, facilities and securitizations as in effect on the date hereof and disclosed in the Company Disclosure Letter and renewals thereof in the Ordinary Course of Business, (ii) in connection with the refinancing of Company’s indebtedness under its credit facility as in effect on the date hereof and disclosed in the Company Disclosure Letter, and (iii) indebtedness incurred to finance the capital expenditures permitted by Section 5.1(a)(12) and guarantees thereof, incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries;

        (12)  except for the capital expenditures set forth in Section 5.1(a)(12) of the Company Disclosure Letter and asset acquisitions otherwise permitted by Section 5.1(a)(3) (without giving effect to the exception therein for capital expenditures as permitted by this clause (12)), make or authorize any capital expenditure;

        (13)  enter into any contract or other agreement (x) that would have been a Material Contract as described in Section 3.18 (d), (f) or (g) had it been entered into prior to the date of this Agreement, (y) other than in the Ordinary Course of Business, that involves annual consideration in excess of $50,000 or (z) that involves annual consideration in excess of $250,000 and is not terminable by Company and its Subsidiaries without additional payment or penalty (including by any acceleration of remaining amounts), upon not more than 90 days’ notice;

        (14)  make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or by applicable Laws or except as Company, based upon the advice of its independent auditors after consultation with Parent, determines in good faith is advisable to conform to best accounting practices;

        (15)  settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity for an amount to be paid by Company or any of its Subsidiaries in excess of $25,000 or that would be reasonably likely to have any adverse impact on the operations of Company or any of its Subsidiaries;

        (16)  other than in the Ordinary Course of Business or as disclosed in Section 5.1(a)(16) of the Company Disclosure Letter, (i) amend or modify in any material respect adverse to Company or its Subsidiaries, or terminate or waive any material right or benefit of Company or its Subsidiaries under, any Material Contract, or (ii) cancel, modify or waive any debts or claims held by it or waive any rights;

        (17)  sell, lease, license or otherwise dispose of any assets of Company or its Subsidiaries except (i) in the Ordinary Course of Business or obsolete assets or (ii) as set forth in Section 5.1(a)(17) of the Company Disclosure Letter;

        (18)  except as (x) required pursuant to existing written, binding agreements in effect prior to the date of this Agreement or as otherwise required by applicable Laws, (y) set forth in Section 5.1(a)(18) of the Company Disclosure Letter or (z) the costs and expenses of which will be a Transaction Cost or Severance Amount, (i) enter into any commitment to provide any severance or termination benefits to (or amend any such existing arrangement with) any director, officer or employee of Company or any of its Subsidiaries, other than for severance or termination benefits to employees (other than officers) in the Ordinary Course of Business and pursuant to the terms of plans, programs or arrangements in effect prior to the date of this Agreement and disclosed on Section 3.18 or 3.25 of the Company Disclosure Letter, (ii) increase the benefits payable under any existing severance or termination benefit policy or employment agreement (other than as required to be increased pursuant to the existing terms of any such policy or agreement or as a result of ordinary pay raises or promotions), (iii) enter into any employment, severance, change in control, termination, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries other than pursuant to the terms of any plan or agreement in effect on the date hereof and disclosed on Section 3.18 or 3.25 of the Company Disclosure Letter, (iv) establish, adopt, amend or terminate any employee or director compensation or other benefit, employment or severance plan, program or agreement (including Employee Benefit Plans, each, a “Compensation Plan”), except for technical amendments in the Ordinary Course of Business, provided that such amendments do not materially increase the cost of such arrangements to Company, (v) increase the compensation, bonus or other benefits of, make any new awards under any Compensation Plan to, or pay any bonus to any director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries, except for (1) the payment of the first half 2005 bonus amounts set forth in Section 5.1(a)(18) of the Company Disclosure Letter and accrued for in the Most Recent Financial Statements by the Company and (2) increases, new awards or payments in the Ordinary Course of Business for employees who are not officers of Company, (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Compensation Plan, except as required pursuant to the terms thereof as in effect as of the date of this Agreement, (vii) take any action to accelerate the vesting or payment of any compensation or benefits under any Compensation Plan, to the extent not already required in any such Compensation Plan, or (viii) enter into any collective bargaining agreements; provided, however, that the prohibitions contained in the foregoing clauses (i) and (v) shall not apply in connection with newly hired or newly promoted employees, in each case to the extent consistent with past practice;

        (19)  (a) take any action that may reasonably be expected to jeopardize the validity of any of the Communications Licenses or result in the revocation, surrender or any adverse modification of, forfeiture of, or fail to renew under regular terms, any of the Communications Licenses, (b) fail to use commercially reasonable efforts to prosecute with due diligence any pending applications with respect to the Communications Licenses, including any renewals thereof, and (c) with respect to Communications Licenses, fail to make all material filings and reports and pay all material fees necessary or reasonably appropriate for the continued operation of the Business, as and when such approvals, consents, permits, licenses, filings, or reports or other authorizations are necessary or appropriate or (d) fail to initiate appropriate steps to renew any material Licenses held by Company or any of its Subsidiaries that are scheduled to terminate prior to or within 60 days after the Effective Time or to prosecute any pending applications for any material License; or

        (20)  agree or commit to do any of the foregoing.

    (b)  Parent shall not knowingly take or permit any of its Subsidiaries to take any action or refrain from taking any action the result of which would be reasonably and foreseeably likely to prevent the consummation of the Merger by the Termination Date.

5.2.  Filings; Other Actions; Notification.

    (a)  Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than 5 business days after the date of this Agreement all applications required to be filed with the FCC; provided, however, that the failure to file within 5 business days will not constitute a breach of this Agreement) and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 5.2 (i) shall require, or be construed to require, Parent to take or to refrain from taking any action, to agree to any restriction with respect to any assets or operations of Parent or its Subsidiaries, or to cause its Subsidiaries to do or agree to do any of the foregoing, in each case that would take effect prior to the Effective Time, or (ii) shall require, or be construed to require, Parent to take or to refrain from taking any action, to agree to any restriction with respect to any assets or operations of Parent or Company or its respective Subsidiaries, or to cause its Subsidiaries to do or agree to do any of the foregoing, if any such action, failure to act, restriction or agreement, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on it or a Combined Material Adverse Effect. Subject to applicable Laws relating to the exchange of information, Parent and Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Parent or Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. To the extent permitted by law, each Party shall provide the other with copies of all correspondence between it (or its advisors) and any Governmental Entity relating to the transactions contemplated by this Agreement and, to the extent reasonably practicable, all telephone calls and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of Parent and Company. In exercising the foregoing rights, each of Company and Parent shall act reasonably and as promptly as practicable.

    (b)  To the extent permitted by law, Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

    (c)  Subject to applicable Laws and the instructions of any Governmental Entity, Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Company shall give prompt notice to Parent of any change, fact or condition of which it has Knowledge that is reasonably expected to result in a Material Adverse Effect on Company or of any failure of any condition to Parent’s obligations to effect the Merger. Parent shall give prompt notice to Company of any change, fact or condition of which it has Knowledge that is reasonably expected to result in a Material Adverse Effect on Parent or of any failure of any condition to Company’s obligations to effect the Merger.

    (d)  Subject to the proviso set forth in Section 5.2(a), Parent’s and Company’s obligations under this Section 5.2 shall include, without limitation, the obligation to use their respective reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the consummation of the Merger or the other transactions contemplated hereby, including using reasonable best efforts to seek to have any stay or other injunctive relief which would prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement entered by any court or other Governmental Entity reversed on appeal or vacated.

5.3.  Company Financial Statements.

    (a)  As soon as reasonably practicable, but in any event within 20 days after the end of each calendar month commencing with October 2005, Company will deliver to Parent unaudited consolidated balance sheets of Company and its Subsidiaries as of the end of such calendar month and as at the end of the comparative month in the preceding year, together with unaudited summaries of consolidated earnings of Company and its Subsidiaries for such calendar month and for the comparative month in the preceding year. As soon as reasonably practicable, but in any event within 45 days after the end of each fiscal quarter of Company, commencing with the quarter ended September 30, 2005, Company will deliver to Parent unaudited consolidated balance sheets of Company and its Subsidiaries as at the end of such fiscal quarter and as at the end of the comparative fiscal quarter of the preceding year, together with the unaudited statements of consolidated income and cash flows for the fiscal quarters then ended.

    (b)  Company will use its reasonable best efforts to work with Ernst & Young LLP to deliver to Parent as promptly as practicable after the date of this Agreement (and in any event prior to the Closing Date) the following information with respect to each of Company and its Subsidiaries (or, in the case of clause (B) below, with respect to each of the Subsidiaries) as of the then most recent practicable date: (A) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution allocable to Company or Subsidiary; (B) the amount of any deferred gain or loss allocable to Company or Subsidiary arising out of any Deferred Intercompany Transaction; (C) the basis of Company or Subsidiary in its assets and (D) the basis of the stockholder(s) of the Subsidiary in its stock (or the amount of any Excess Loss Account).

5.4.  Access. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Company or its Subsidiaries by third-parties that may be in Company’s or its Subsidiaries’ possession from time to time, from the date hereof until the Closing, Company shall (i) give Parent and its counsel, financial advisors, auditors and other authorized representatives (collectively, the “Parent Representatives”) reasonable access during normal business hours to the offices, properties, books and records of Company and its Subsidiaries, (ii) furnish to Parent and the Parent Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel and financial advisors to cooperate with Parent in Parent’s investigation of the business of Company and its Subsidiaries; provided that any information provided to Parent or the Parent Representatives pursuant to this Section 5.4 shall be subject to the Confidentiality Agreement; and provided further that no investigation pursuant to this Section 5.4 or otherwise in connection with this Agreement and the other Transaction Agreements shall affect any representation or warranty given by Company hereunder or by any Preferred Stockholder in any instrument or certificate delivered pursuant to this Agreement. Any investigation pursuant to this Section 5.4 shall be conducted in such manner as not unreasonably to interfere with the conduct of the business of Company and its Subsidiaries. Notwithstanding the foregoing, Parent shall not have access to personnel records of Company and its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that, in the Company’s good faith opinion, is sensitive or the disclosure of which could subject Company or any of its Subsidiaries to risk of liability. From the date hereof until the Closing, Company shall furnish and shall cause each Company Subsidiary to furnish to Parent copies of any notices, documents, requests, court papers or other materials received from any governmental agency or third party with respect to the Transactions.

5.5.  Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

    (a)  From and for six years after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless each present and former officer and director of Company and of any Subsidiary of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law and as provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. The Indemnified Person shall be entitled to control the defense of any action, suit, investigation or proceeding with counsel of his or her own choosing reasonably acceptable to the Surviving Corporation and the Surviving Corporation shall cooperate in the defense thereof, provided that the Surviving Corporation shall not be liable for the fees of more than one counsel for all Indemnified Persons, other than local counsel, in any one jurisdiction, unless a conflict of interest shall be caused thereby, and provided further that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

    (b)  Any Indemnified Person wishing to claim indemnification under Section 5.5(a), upon learning of any such claim, action, suit, proceeding or investigation that may give rise to such claim, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Person except to the extent such failure materially and actually prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Persons in connection with the defense thereof, except that if Parent or the Surviving Corporation does not elect to assume such defense or counsel for the Indemnified Persons advises that there are issues that raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Persons, the Indemnified Persons may retain counsel satisfactory to them, and Parent and the Surviving Corporation shall jointly and severally be obligated to pay all reasonable fees and expenses of such counsel for the Indemnified Persons promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this Section 5.5(b) to pay for only one firm of counsel for all Indemnified Persons in any jurisdiction unless the use of one counsel for such Indemnified Persons would present such counsel with a conflict of interest; provided, that the fewest number of counsel necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Persons will use their reasonable efforts to cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent (such consent not to be unreasonably withheld or delayed); and provided, further, that Parent and the Surviving Corporation shall not have any obligation under this Agreement to any Indemnified Person if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable law.

    (c)  Prior to the Closing Date, Company shall procure a six-year “tail” prepaid policy prior to the Effective Time on terms with respect to coverage and amount substantially comparable to, but no less favorable to Company and the Indemnified Persons than, those under the directors’ and officers’ liability policy maintained by Company and in effect on the date hereof.

5.6.  Employee Benefits After the Merger.

    (a)  Until at least June 30, 2006, Parent shall cause the Surviving Corporation to provide those of its and its Subsidiaries’ employees who were employed by Company or its Subsidiaries immediately prior to the Effective Time with compensation and employee benefits at least as favorable, in the aggregate, as the compensation and benefits provided by Company and its Subsidiaries to such employees immediately prior to the date hereof. The preceding sentence shall not preclude Parent or the Surviving Corporation at any time following the Effective Time from terminating the employment of any Company employee.

    (b)  Parent shall, or shall cause the Surviving Corporation to, give each Company employee full credit in respect of his or her employment with Company or its Subsidiaries prior to the Effective Time for purposes of eligibility, vesting, level of benefits and service under any new employee benefit plans offered by the Surviving Corporation after the Merger (“Surviving Corporation New Plans”) or any Parent Employee Benefit Plan in which the Company employee is permitted to participate (to the extent that the corresponding Company Employee Benefit Plan currently provided to Company employees gave such credit).

    (c)  From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods (only to the extent such limitations or waiting periods did not apply to the Company employees under the Company Employee Benefit Plans) under any group health plans of Parent, or any group health plans constituting Surviving Corporation New Plans, in which Company employees are permitted to participate to be waived with respect to the Company employees and their eligible dependents and (ii) give each Company employee credit toward applicable deductibles and annual out-of-pocket limits under group health plans of Parent or group health plans constituting Surviving Corporation New Plans for expenses incurred under the Benefit Plans during the plan year in which such employees and their eligible dependents are transferred to the group health plans of Parent, or any group health plans constituting Surviving Corporation New Plans.

    (d)  From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, without modification, perform all acts and pay all amounts required or due under or with respect to each Company Employee Benefit Plan and each agreement that relates to any current or former employee of the Company and its Subsidiaries or the terms of any such employee’s employment or termination of employment, including, without limitation, all employment, retention, change of control, employment protection, severance, termination, consulting, deferred compensation, executive pension and retirement, welfare and fringe benefit agreements, plans and programs. Without limiting the generality of the foregoing, Parent will, and will cause the Surviving Corporation, to administer the Company’s 2005 Bonus Plan in the manner set forth in Section 5.6(d) of the Company Disclosure Letter.

    (e)  Parent acknowledges and agrees that the consummation of the transactions contemplated by this Agreement will constitute a “change of control” of the Company for purposes of each Company Employee Benefit Plan and each program, policy and agreement covering any current or former employee of the Company and its Subsidiaries as has been specifically indicated in Section 5.6(e) of the Company Disclosure Letter to have any such “change of control” provisions, and, accordingly agrees to, and agrees to cause the Surviving Corporation to, honor all provisions relating to a change of control under such Company Employee Benefit Plans, programs, policies and agreements as have been specifically indicated in Section 5.6(e) of the Company Disclosure Letter to have any such “change of control” provisions and pay all costs associated therewith and specifically indicated in Section 5.6(e) of the Company Disclosure Letter.

    (f)  Notwithstanding the foregoing, nothing in this Section 5.6 shall preclude Parent from seeking to (i) modify any employment agreement with the consent of the affected employee or employees or (ii) modify any Company Employee Benefit Plan to the extent such modification is permitted by the terms of such Company Employee Benefit Plan and is consistent with Section 5.6(a).

5.7.  Notices and Filing by Company.

    (a)  As promptly as practicable, but in no event more than three business days after the date hereof, Company shall give to all holders of Company Shares other than the Consenting Stockholders the notice (which shall be in form and content reasonably acceptable to Parent) of the approval and adoption of this Agreement and the Merger and appraisal rights required to be given pursuant to the first sentence of Section 262(d) of the Delaware Law and the Secretary of Company shall execute a written affidavit certifying to Company and Parent that such notice has been given as so required.

    (b)  As promptly as practicable, but in no event more than three business days after the Effective Time, the Surviving Corporation shall give to all former holders of Company Shares that were still Dissenting Stockholders as of the Effective Time the notice of the Effective Time required to be given pursuant to the fifth sentence of Section 262(d) of the Delaware Law and the Secretary of the Surviving Corporation shall execute a written affidavit certifying to Company and Parent that such notice has been given as so required.

ARTICLE VI

CONDITIONS TO OBLIGATIONS TO CLOSE

6.1.  Conditions to Each Party’s Obligation. The respective obligation of each Party to consummate the Merger is subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time:

    (a)  (i) All approvals and authorizations required to be obtained in respect of the FCC Licenses for the consummation of the Merger shall have been obtained; and (ii) all other Governmental Consents the failure of which to make or obtain would, individually or in the aggregate, provide a reasonable basis to conclude that Company or its directors or officers would be subject to risk of criminal liability or to risk of civil liability for which they are not entitled to indemnification by Company (or the Surviving Corporation), shall have been made or obtained. For purposes of this Agreement, “Governmental Consents” means all notices, reports, filings, consents, registrations, approvals, permits or authorizations required to be made prior to the Effective Time by Company or Parent or any of their respective Subsidiaries with, or obtained prior to the Effective Time by Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby.

    (b)  Neither any Laws or Governmental Order shall be enacted, promulgated, entered, enforced or deemed applicable to the Merger nor any other action shall have been taken by any Governmental Entity that is in effect and that (i) restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or (ii) makes the purchase of, or payment for, some or all of Company Shares illegal.

6.2.  Conditions to Obligation of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to consummate the Merger are also subject to satisfaction or waiver by Parent or Merger Sub of the following conditions at or prior to the Effective Time:

    (a)  (i) Each of the representations and warranties of Company set forth in the first three and the last sentences of Section 3.1(a) and in Sections 3.1(b), 3.1(c), 3.1(d), 3.2, 3.3(i) and 3.13 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) any failure of any of the other representations and warranties of Company set forth in this Agreement (without giving effect to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, to be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) shall not have had a Material Adverse Effect on Company; (iii) from and after the date of this Agreement and to the Closing Date there has not been any Material Adverse Effect on Company, provided, however, that, any damage to properties, service interruptions, loss of customers, additional operating and other costs and other adverse consequences resulting from Hurricanes Katrina and Rita, as and to the extent described in Section 3.11(m) of the Company Disclosure Letter under the heading “Katrina/Rita Impact,” shall not be deemed to be a Material Adverse Effect; and (iv) Parent shall have received a certificate signed on behalf of Company by the chief executive officer and the chief financial officer of Company to such effect.

    (b)  Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Company by the chief executive officer and the chief financial officer of Company to such effect.

    (c)  No Governmental Entity of applicable jurisdiction shall have instituted (or, if instituted, shall not have withdrawn) any proceeding seeking any Governmental Order and no Governmental Entity shall have instituted any civil, criminal or administrative action, suit, claim, hearing, investigation or other proceeding the existence of which would, in the reasonable judgment of Parent, individually or in the aggregate, be reasonably likely to result in a failure of the condition set forth in Section 6.1(b).

    (d)  All approvals and authorizations required to be obtained in respect of the Communications Licenses for the consummation of the Merger shall have been obtained and all other Governmental Consents (other than those described in Section 6.1(a)(i)) the failure of which to make or obtain would, individually or in the aggregate, (i) reasonably be expected to result in a Combined Material Adverse Effect or (ii) provide a reasonable basis to conclude that Parent or any of its directors or officers would be subject to the risk of criminal liability, shall have been made or obtained (such consents, together with those consents that are conditions under Section 6.1(a)(i) being the “Required Governmental Consents”). All Governmental Consents that have been obtained shall have been obtained without the imposition of any term, condition or consequence the acceptance of which would, individually or in the aggregate, reasonably be expected to have or result in a Combined Material Adverse Effect.

    (e)  Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract set forth in Section 6.2(e) of the Company Disclosure Letter to which Company or any of its Subsidiaries is a party in connection with the transactions contemplated by this Agreement except where the failure to obtain such consent or approval, individually or in the aggregate, would not reasonably be expected to result in a Combined Material Adverse Effect.

    (f)  Except as set forth in Section 6.2(f) of the Company Disclosure Letter, Parent and Merger Sub shall have received the resignations as directors and officers, effective as of the Closing, of each director and officer of Company and its Subsidiaries other than those whom Parent shall have specified in writing at least five business days prior to the Closing.

    (g)  Company and the Representatives shall have delivered to Parent and Merger Sub an executed counterpart of the Escrow Agreement.

    (h)  There shall not have been any material default by Company or its Subsidiaries under the Interim Agreement and the Interim Agreement shall be in full force and effect.

    (i)  Parent shall have received a certificate dated the Closing Date and signed on behalf of Company by the chief executive officer and the chief financial officer of Company certifying as to the respective amounts of the Transaction Costs and the Severance Amount (the “Closing Costs Certificate”).

    (j)  Holders of no more than 400,000 shares of Common Stock shall be Dissenting Stockholders or holders of no more than 400,000 shares of Preferred Stock shall be Dissenting Stockholders.

Subject to the provisions of applicable law, Parent and Merger Sub may waive, in whole or in part, any condition specified in this Section 6.2 if they execute a writing so stating at or prior to the Closing.

6.3.  Conditions to Obligation of Company. The obligation of Company to consummate the Merger are also subject to satisfaction or waiver by Company of the following conditions at or prior to the Effective Time:

    (a)  (i) Each of the representations and warranties of Parent and Merger Sub set forth in Sections 4.1, 4.2, 4.3(i) and 4.5 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) any failure of any of the other representations and warranties of Parent and Merger Sub set forth in this Agreement (without giving effect to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, to be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) shall not have had a Material Adverse Effect on Parent; and (iii) Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer and the chief financial officer of Parent to such effect.

    (b)  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer and the chief financial officer of Parent to such effect.

    (c)  Parent shall have delivered to Company an executed counterpart of the Escrow Agreement.

Subject to the provisions of applicable law, Company may waive, in whole or in part, any condition specified in this Section 6.3 if it executes a writing so stating at or prior to the Closing.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1.  Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect until the Claim Date (subject, in each case, to any applicable statutes of limitations).

7.2.  Indemnification.

    (a)  Indemnification. From and after the Effective Time:

        (1)  From the Escrow Fund and as provided in, and subject to the terms and conditions of, this Section 7.2, Parent and its officers, directors, affiliates (including the Surviving Corporation), employees, agents and representatives (each a “Parent Indemnified Party” and, collectively, the “Parent Indemnified Parties”), shall be indemnified and held harmless against (i) all claims (including without limitation Third Party Claims, as defined below, and any claims for indemnification against Company, Surviving Corporation or Parent by officers, directors or employees of Company), losses, liabilities, damages, diminutions in value, deficiencies, costs, interest, awards, amounts paid in settlement, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing, but excluding liability for any lost profits or incidental, consequential, indirect or special damages, (hereinafter individually a “Loss” and collectively “Losses”), incurred or sustained by the Parent Indemnified Parties, or any of them, directly or indirectly, arising out of or by reason of or as a result of (x) any breach or inaccuracy of a representation or warranty of Company contained in this Agreement or in any certificate or other instrument delivered by or on behalf of Company pursuant to this Agreement or (y) any claim by any holder of Common Stock in respect of or arising out of or as a result or by reason of (or alleged to be in respect of or to arise out of or as a result or by reason of) this Agreement or the transactions contemplated thereby, including the Merger, the approval or adoption thereof or any solicitation of such approval or adoption (other than appraisal proceedings under Section 262 of the Delaware Law) and (ii) the amount, if any, by which the payment required to be paid to any Dissenting Stockholder in respect of its Company Shares exceeds the amount of the Merger Consideration that would have been received by such holder in respect of such Company Shares pursuant to Sections 2.4(e) and (f) had such holder not been a Dissenting Stockholder and that was not paid out as Merger Consideration, and (iii) any costs and expenses, including attorneys’ and consultants’ fees and expenses (including any that may be assessed by the court) and including any such expenses incurred in connection with investigating, defending against or settling, but not including the amounts paid to the former holders in respect of their Company Shares as determined pursuant to Section 262 of the Delaware Law, incurred or sustained by the Parent Indemnified Parties, or any of them, directly or indirectly, arising out of or by reason of or as a result of any appraisal proceeding in respect of the Company Shares under Section 262 of the Delaware Law and (iv) the amount by which the aggregate amount of all Transaction Costs and Severance Amounts shall exceed the aggregate amount thereof set forth in the Closing Costs Certificate.

        (2)  As provided in, and subject to the terms and conditions of, this Section 7.2, Parent shall indemnify and hold harmless each of the Preferred Stockholders and its shareholders, officers, directors, affiliates, employees, agents and representatives (each a “Company Indemnified Party” and, collectively, the “Company Indemnified Parties”), against all Losses incurred or sustained by the Company Indemnified Parties, or any of them, directly or indirectly, arising out of any breach or inaccuracy of a representation or warranty of Parent or Merger Sub contained in this Agreement or in any certificate or other instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement.

    (b)  Third Party Claims.

        (1)  Promptly after receipt by any Person entitled to indemnification under this Section 7.2 (the “Indemnified Party”) of notice of the commencement of any action by a third party in respect of which, if successful, the Indemnified Party would be entitled to indemnification under this Section 7.2 (a “Third Party Claim”), the Indemnified Party shall notify the Representative in writing, who shall in turn notify each person that is obligated to provide such indemnification (an “Indemnifying Party”) thereof in writing, but any failure to so notify the Representative or the Indemnifying Party, as the case may be, shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby.

        (2)  The Representative shall have the right to assume control of the defense of the Indemnified Party against the Third Party Claim with counsel reasonably satisfactory to such Indemnified Party or, if the Representative does not assume such defense, to participate in the defense of such Third Party Claim at its own expense.

        (3)  So long as the Representative is diligently conducting the defense of the Third Party Claim:

(i)
the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own cost and expense (which expense shall not constitute a Loss unless the Indemnified Party reasonably determines that the Representative, because of a conflict of interest, may not adequately represent any interests of the Indemnified Parties and to the extent such costs and expenses are reasonable) to assist in the handling of such claim;

(ii)
the Representative shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim; and

(iii)	the Representative shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense.

        (4)  Notwithstanding the foregoing, if (x) a Third Party Claim seeks equitable relief or (y) the subject matter of a Third Party Claim relates, in whole or in part, to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business of any of the Indemnified Parties, or (z) a Third Party Claim, if decided against any of the Indemnified Parties, would, together with any other claims for indemnification under this Section 7.2 by such Indemnified Parties, result in Losses that would reasonably be expected to exceed, by 25% or more, the maximum amount of the Indemnifying Party’s remaining indemnification obligations under this Section 7.2 (after giving effect to the limitations herein on the maximum payments under this Section 7.2 by the Indemnifying Party) then, in any such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Third Party Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Third Party Claim, the Indemnifying Party shall have the right to contest and defend (but not settle) such Third Party Claim. If the Indemnified Parties shall have exercised the right to contest, defend and settle any such Third Party Claim instead of the Indemnifying Party by reason of the foregoing provisions of this Section 7.2(b)(4), such Indemnifying Party shall be entitled, at its own cost and expense, to participate in the defense of such claim and to employ counsel.

        (5)  The Indemnified Party shall obtain the prior written approval of the Indemnifying Party before admitting liability or entering into any settlement of such claim or ceasing to defend against such claim that the Indemnified Party is defending (with such approval not to be unreasonably withheld or delayed), provided that the Indemnified Party shall not be required to obtain approval from the Representative of the Indemnifying Party in respect of any claims to the extent that the Losses resulting from such admission of liability or settlement or cessation of defense exceed, by 25% or more, the maximum amount of the Indemnifying Party’s remaining indemnification obligations under this Section 7.2 (after giving effect to the limitations herein on the maximum payments under this Section 7.2 by the Indemnifying Party).

        (6)  If the Representative does not assume defense of the Third Party Claim, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 7.2(b).

        (7)  If the Indemnified Party is a Parent Indemnified Party, the reimbursement of fees, costs and expenses incurred by the defending party as required by this Section 7.2(b) shall be made from the Escrow Fund by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

    (c)  Other Claims. In the event any Indemnified Party should have a claim under Section 7.2(a) that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver written notice of such claim with reasonable promptness and stating the nature, basis and amount of the claim in reasonable detail to the Representative, who shall in turn notify the Indemnifying Party. The failure by any Indemnified Party to so notify the Representative, or the Representative to so notify the Indemnifying Party, as the case may be, shall not relieve any liability under Section 7.2(a), except to the extent that the ability to defend such claim or demand shall have been prejudiced as a result of such failure. If the Indemnifying Party disputes the liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

    (d)  Termination of Indemnification.

        (1)  The rights of the Parent Indemnified Parties to be indemnified, defended and held harmless under Section 7.2(a)(1) shall terminate at 11:59 p.m. EST on the Claim Date; provided, however, that such obligations to indemnify, defend and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis and amount of such claim) to the Company and Preferred Stockholders.

        (2)  The rights of the Company Indemnified Parties to be indemnified, defended and held harmless under Section 7.2(a)(2) shall terminate at 11:59 p.m. EST on the Claim Date; provided, however, that such obligations to indemnify, defend and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis and amount of such claim) to Parent.

    (e)  Escrow Fund; Maximum Payments; Remedy.

        (1)  By virtue of this Section 7.2 and as security for the indemnity obligations provided for in Section 7.2(a) hereof, at the Effective Time, Parent will deposit with the Escrow Agent the Escrowed Consideration as provided in Section 2.6(a). Solely for purposes of this Section 7.2 and the allocation of interests in the Escrow Fund among the Preferred Stockholders, and without limitation of the amount of the Escrow Fund available for satisfaction of claims by the Parent Indemnified Parties under this Section 7.2, each Preferred Stockholder shall be deemed to have received and deposited such Preferred Stockholder’s pro rata share of the Escrow Fund with the Escrow Agent as provided in Section 2.5(a) of this Agreement. The Escrow Fund shall be deposited with, and shall be held by, the Escrow Agent and shall be available to compensate the Parent Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Agreement. Claims by the Parent Indemnified Parties under this Section 7.2 for Losses shall be limited to, and shall be satisfied solely from, the Escrow Fund.

        (2)  Any payment to any Parent Indemnified Party under this Section 7.2 from the Escrow Fund shall be deemed made by each of the Preferred Stockholders in their respective Allocated Portions. The “Allocated Portion” of any Preferred Stockholder shall be such amount that bears the same relationship to the total payment to any Parent Indemnified Party as the value of the Merger Consideration to be received by such Preferred Stockholder bears to the Total Merger Consideration.

        (3)  Claims by the Company Indemnified Parties under this Section 7.2 for Losses shall be limited to, and shall not exceed, an amount equal to the Escrow Amount, reduced dollar-for-dollar by the amount, if any, of any direct or indirect payment by or on behalf of Parent to any Stockholder or former Stockholder, in each case in its capacity as a Stockholder or former Stockholder, by reason of any claim, statutory or otherwise, in respect of the Merger or this Agreement or the Interim Agreement that is made other than under this Section 7.2 (other than (i) the payment of the Merger Consideration as provided in this Agreement, (ii) payments by Parent to the extent that any such payment is by reason of a loss, claim, damage or liability arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission in written materials furnished by Company to the Stockholders, in connection with the solicitation of the Stockholders of their approval of this Agreement, in reliance upon and in conformity with written information furnished to Company by or on behalf of Parent specifically for inclusion in such furnished written materials, and (iii) payments made to any Stockholders for breach by Parent of any obligation of Parent under this Agreement that is expressly stated herein to be for the benefit of such Stockholder). No payment by Parent of Losses to any Company Indemnified Party shall be made until the expiration of Parent’s indemnification period, as set forth in Section 7.2(d)(2), and any such payment may be withheld or reduced (x) pending the final resolution of any claim that would have reduced the Escrow Amount indemnity obligation of Parent as provided above in this Section 7.2(e)(3) had payment thereof been made prior to such expiration date and as to which Parent shall have, before such expiration date, given notice of such claim (stating in reasonable detail the basis and amount of such claim) to the Company and Preferred Stockholders and (y) by the amount at issue in such claim.

    (f)  Basket Amount. Notwithstanding any other provision of this Section 7.2 to the contrary, but subject to the proviso below in this sentence, an Indemnified Party may not recover any Losses under Section 7.2(a) hereof unless and until such Losses exceed $50,000 (the “Basket Amount”), in which case the Indemnified Party shall be entitled to recover all Losses, including the Basket Amount, provided that Parent may recover any amount described under Section 7.2(a)(1)(ii), (iii) or (iv) upon occurrence and without regard to the Basket Amount.

    (g)  Insurance; Tax Benefit; Mitigation.

        (1)  All indemnification or reimbursement payments required pursuant to this Section 7.2 shall be (i) made net of all insurance proceeds actually received by the party to be indemnified, and (ii) reduced to take account of any net tax benefit when and as realized by the indemnified party arising from the incurrence or payment of any Loss. In the event a payment has been made without reduction (in whole or in part) because any net tax benefit has not yet been realized (in whole or in part), the indemnified party shall reimburse the paying party promptly at the time of the realization of the net tax benefit. Proceeds received from an insurance carrier which are subject to a reservation of rights by the carrier that has not been released in writing by the carrier (“Reserved Insurance Proceeds”) shall be taken into account in the calculation of Losses once received by the party to be indemnified; provided, however, that Reserved Insurance Proceeds with respect to which the insurance carrier subsequently obtains reimbursement shall be deemed to be Losses on a dollar for dollar basis with the amount by which Losses were previously reduced as a result of the receipt of such proceeds. Parent Indemnified Parties and Company Indemnified Parties shall each use commercially reasonable efforts to obtain a release of a reservation of rights from the insurance carrier promptly following the settlement or final adjudication of the claim or proceeding to which the Reserved Insurance Proceeds related.

        (2)  Each Indemnified Party shall use commercially reasonable efforts to mitigate Losses, including seeking recovery under insurance policies. If a Parent Indemnified Party is the Indemnified Party, it shall reimburse the Escrow Fund (if the Escrow Agreement is still in effect) or the Preferred Stockholders (if the Escrow Agreement has been terminated), or if a Company Indemnified Party is the Indemnified Party, it shall reimburse Parent, for any Loss indemnified by them to the extent all or a portion of such Loss (net of reasonable collection costs) is subsequently recovered by the Indemnified Party under any such insurance, but in each case only to the extent that the amount of such recovery exceeds the amount of the Losses claimed by such Indemnified Party that have not been paid to such Indemnified Party because of the limitations of Section 7.2(e) hereof.

    (h)  Exclusive Remedy.

        (1)  From and after the Closing and to the fullest extent allowed by law, the indemnification pursuant to this Section 7.2 shall be the exclusive remedy of the Parent Indemnified Parties for any Loss or Losses arising out of or by reason of or as a result of any matter described in clause (i), (ii) or (iii) of Section 7.2(a)(1).

        (2)  From and after the Closing and to the fullest extent allowed by law, the indemnification pursuant to this Agreement shall be the exclusive remedy of the Company Indemnified Parties for any Loss or Losses arising out of or by reason of or as a result of any matter described in Section 7.2(a)(2).

        (3)  Notwithstanding the foregoing in this Section 7.2(h), nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to any party in connection with this Agreement or the Interim Agreement.

ARTICLE VIII

TERMINATION

8.1.  Termination of Agreement. The Parties may terminate this Agreement and the Merger may be abandoned as provided below at any time prior to the Effective Time before or after the approval by the Stockholders or Merger Sub stockholder:

    (a)  the Parties may terminate this Agreement by mutual written consent of Parent and Company with the prior authorization of their respective board of directors;

    (b)  Parent may terminate this Agreement with the prior authorization of the Parent Board by giving written notice to Company at any time prior to the Closing in the event Company has breached any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect, or any such representation or warranty shall have become untrue or incorrect after the execution of this Agreement, such that Section 6.2(a) or Section 6.2(b), as the case may be, would not be satisfied, and (x) such breach is not reasonably capable of being cured prior to the Termination Date or (y) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the Termination Date;

    (c)  Company may terminate this Agreement with the prior authorization of the Company Board by giving written notice to Parent at any time prior to the Closing in the event Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect, or any such representation or warranty shall have become untrue or incorrect after the execution of this Agreement, such that Section 6.3(a) or Section 6.3(b), as the case may be, would not be satisfied, and (x) such breach is not reasonably capable of being cured prior to the Termination Date or (y) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the Termination Date; and

    (d)  either Company or Parent may terminate this Agreement with the prior authorization of its respective board of directors by giving written notice to the other Party if (i) the Closing shall not have occurred on or before March 31, 2006 (the “Termination Date”), by reason of the failure of any condition precedent under ARTICLE VI hereof; or (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Company or Parent from consummating the Merger and such judgment, injunction, order or decree shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party that has breached its obligations under this Agreement or under any other agreement contemplated hereunder in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.2.  Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except that the provisions of the Confidentiality Agreement and the provisions of Sections 8.2 and 9.11 shall survive any such termination, and provided, however, except as otherwise provided herein, no such termination shall relieve any Party of any liability or damages resulting from any willful or intentional breach of any covenant in this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1.  Press Releases and Public Announcements. The initial press release disclosing this Agreement shall be a press release issued jointly by Parent and Company. Company shall issue no press releases or otherwise make any public announcements with respect to the Merger or the other transactions contemplated by this Agreement without the express written consent of Parent. Parent shall consult with Company prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of Nasdaq or by the request of any Governmental Entity, will not issue any such press releases or make any such public statement prior to such consultation. Company and Parent each shall consult with the other prior to making any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto.

9.2.  No Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer any rights or remedies hereunder upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the Stockholders shall be deemed third party beneficiaries solely with respect to the right to receive the Per Share Merger Consideration pursuant to ARTICLE II hereof, (b) the Indemnified Parties shall be deemed third party beneficiaries solely with respect to Section 7.2 and (c) the Indemnified Persons shall be deemed third party beneficiaries solely with respect to Section 5.5.

9.3.  Entire Agreement. This Agreement and the other documents referred to herein, including the Confidentiality Agreement, the Escrow Agreement and the Interim Agreement constitute the entire agreement among the Parties and supersede all other prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.4.  Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided that any such designation shall not relieve Parent or Merger Sub of any of its obligations hereunder or materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the Stockholders under this Agreement. Any purported assignment in violation of this Agreement will be void ab initio.

9.5.  Counterparts. This Agreement may be executed (including by facsimile) in one or more counterparts, each of which shall be deemed an original instrument but all of which together will constitute the same instrument.

9.6.  Headings. The table of contents and headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect in any way the meaning or interpretation of this Agreement.

9.7.  Notices. Any notice, request, demand, claim or other communication or document to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, by facsimile or by overnight courier, addressed to the intended recipient as set forth below:

If to Company:

NT CORPORATION.

3300 North Pace Boulevard

Pensacola, FL 30505

Attention: Danyelle Kennedy, Chief Financial Officer

Facsimile: (850) 470-9641

with a copy(which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004

Attention: David M. McPherson

Facsimile: (202) 637-1080

If to Parent:

TALK AMERICA HOLDINGS, INC.

6805 Route 202

New Hope, PA 18938

Attention: Aloysius T. Lawn, IV, Executive Vice President - General Counsel

Facsimile: 215.862.1960

with a copy (which  shall not constitute notice) to:

Arnold & Porter LLP

399 Park Avenue

New York, New York 10022

Attention: Jonathan C. Stapleton, Esq.

Facsimile: (212) 715-1111

If to Merger Sub:

THNETCO, INC.

c/o TALK AMERICA HOLDINGS, INC.

6805 Route 202

New Hope, PA 18938

Attention: Aloysius T. Lawn, IV, Executive Vice President - General Counsel

Facsimile: 215.862.1960

with a copy (which  shall not constitute notice) to:

Arnold & Porter LLP

399 Park Avenue

New York, New York 10022

Attention: Jonathan C. Stapleton, Esq.

Facsimile: (212) 715-1111,

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other communication or document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.8.  Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

9.9.  Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; except that any amendment will be subject to the restrictions contained in the Delaware Law, to the extent applicable. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Laws. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

9.10.  Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11.  Expenses. Except as expressly set forth elsewhere in this Agreement, each of Company and Parent shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.12.  Survival. This ARTICLE IX and the agreements of Company, Parent and Merger Sub contained in Sections 5.5, 5.6 and 7.2 shall survive the consummation of the Merger. This ARTICLE IX and the agreements of Company, Parent and Merger Sub contained in Section 9.11 (Expenses) and Section 8.2 (Effect of Termination) and the Confidentiality Agreement shall survive the termination of this Agreement. If the Merger shall be consummated, the representations and warranties of Company set forth in ARTICLE III and the representations and warranties of Parent set forth in ARTICLE IV shall survive the consummation of the Merger for the period set forth in Section 7.1; except as otherwise set forth in this Section 9.12, all other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.13.  Construction.

        (a)  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

        (b)  The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

        (c)  Each of Company and Parent has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter so long as its relevance to the latter section of the disclosure letter or section of this Agreement is readily apparent on the face of the information disclosed in the disclosure letter to the Person to which such disclosure is being made. The fact that any item of information is disclosed in such a disclosure letter shall not be construed to mean that such information is required to be disclosed pursuant to this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement.

9.14.  Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.15.  Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9.16 below), in addition to any other remedy to which they may be entitled, at law or in equity.

9.16.  Submission to Jurisdiction. Each Party irrevocably submits to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement and of the documents referred to in this Agreement and any transaction contemplated hereby. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any transaction contemplated hereby in said courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 9.16 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 9.16 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 9.16. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.17.  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.17.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective the date first above written.

NT CORPORATION

By: /s/ Leo J. Cyr

Name: Leo J. Cyr

Title: President and CEO

THNETCO, INC.

By: /s/ Aloysius T. Lawn IV

Name: Aloysius T. Lawn IV

Title: EVP & Secretary

TALK AMERICA HOLDINGS, INC.

By: /s/ Aloysius T. Lawn IV

Name: Aloysius T. Lawn IV

Title: EVP - General Counsel

EXHIBIT A
Form of Escrow Agreement

ESCROW AGREEMENT

This ESCROW AGREEMENT (the “Agreement”) is dated as of [Closing Date], 2005, by and among TALK AMERICA HOLDINGS, INC.., a Delaware corporation (“Parent”), VIC PARKER, as representative of the Stockholders (as defined below) (“Representative”), and [___________] (the “Escrow Agent”).

W I T N E S S E T H

WHEREAS, Parent, THNETCO, INC., a Delaware corporation and a subsidiary of Parent (“Merger Sub”), and NT Corporation, a Delaware corporation (“Company”), entered into an Agreement and Plan of Merger dated as of October 18, 2005 (the “Merger Agreement”), pursuant to which Parent agreed to acquire all of the outstanding shares of common stock, $0.01 par value per share (the “Common Stock”), and preferred stock, $0.01 par value per share (the “Preferred Stock”), of Company pursuant to a merger of Merger Sub with and into Company (the “Merger”);

WHEREAS, at and as of the effective time of the Merger, each issued and outstanding share of Preferred Stock and Common Stock will be converted into the right to receive cash;

WHEREAS, certain indemnification obligations exist under the Merger Agreement, which obligations are to be satisfied from cash (together with all earnings on and income from the amounts held hereunder, the “Escrow Assets”) deposited with, and to be held and disposed of by, the Escrow Agent under this Agreement, which Escrow Assets are, in accordance with the terms of the Merger Agreement, to be withheld from the Merger Consideration (as defined in the Merger Agreement) otherwise payable to the holders of Preferred Stock identified on Exhibit A attached hereto (the “Stockholders”) and in the respective amounts set forth in such Exhibit A;

WHEREAS, Representative has agreed to act as Stockholders’ agent hereunder, subject to the terms and conditions set forth herein; and

WHEREAS, to provide for the appropriate administration of the Escrow Assets, Parent, Company and Representative desire to establish an escrow account with the Escrow Agent subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, Parent, Company, Representative and the Escrow Agent (collectively, the “Parties” and sometimes, individually, a “Party”), intending to be legally bound, hereby agree as follows:

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I.
Appointment. Parent, Company and Representative hereby appoint the Escrow Agent as escrow agent, and the Escrow Agent hereby accepts such appointment, on the terms and conditions set forth herein. Representative shall act hereunder as the attorney-in-fact and agent of Stockholders, which Representative shall have full authority to act for and on behalf of Stockholders with respect to the Escrow Assets for all purposes of this Agreement. Representative’s authority to act hereunder shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any of the Stockholders.

II.	Establishment of Escrow.

A.
Concurrently herewith, Parent is depositing with the Escrow Agent cash representing the total amount of the Escrow Assets. The Escrow Agent hereby acknowledges receipt of cash in an amount of $[_____________] constituting the Escrow Assets.

B.
The Escrow Agent shall invest and reinvest the Escrow Assets as directed in Section IV. Any earnings on the amount of the Escrow Assets shall be credited to and become part of the Escrow Assets and may be reinvested as provided in Section IV and any loss on the investment of the Escrow Assets shall be charged against the Escrow Assets.

C.
The Escrow Agent shall hold the Escrow Assets deposited with the Escrow Agent under this Agreement pursuant to and in accordance with this Agreement, and shall disburse the Escrow Assets only when and to the extent required by Section III hereof.

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III.	Distributions from Escrow; Escrow Period.

A.
If at any time and from time to time Parent advises the Escrow Agent in writing (with a copy to Representative in the manner set forth in Section X hereof) (such notice, a “Claim”) (a) that Parent is entitled to indemnification pursuant to Section 7.2 of the Merger Agreement, identifying the basis for such claim and the provision of the Merger Agreement upon which the claim is based, and (b) of the amount of indemnification due (the “Indemnity Amount”), then the Escrow Agent shall, within 15 Banking Days (as defined below) after the date of the written notice from Parent, deliver Escrow Assets in an amount equal to the Indemnity Amount to Parent, unless the Escrow Agent shall have received, within 10 Banking Days after the date of the written notice from Parent, a written objection from Representative to such delivery setting forth the amount in dispute, in which case the Escrow Agent shall deliver any undisputed amount to Parent, and shall continue to hold the disputed amount until either (A) receipt of a certificate signed by Parent and Representative directing the Escrow Agent to deliver Escrow Assets in an amount equal to the Indemnity Amount set forth in such certificate to Parent or (B) receipt of a formal order of a court of competent jurisdiction directing the Escrow Agent to deliver Escrow Assets in an amount equal to the Indemnity Amount specified in such order to Parent. Escrow Agent has the right to institute upon a Bill of Interpleader, should a controversy arise. The term “Banking Days” shall mean days other than Saturdays, Sundays or days on which banks in the State of New York may be closed.

B.
The release of Escrow Assets by the Escrow Agent to Parent of the Indemnity Amount in respect of any Claim in accordance with this Section III shall be made from the Escrow Assets in proportion to the respective interests of the Stockholders, as set forth in Exhibit A.

C.
The Escrow Agent shall disburse to the Stockholders (a) on the first business day that is at least 270 days after the [date hereof] [Closing Date], an amount equal to 50% of the Interim Escrow Amount (as defined below), to be distributed to each Stockholder in proportion to its respective interest as set forth in Exhibit A, and (b) within 10 days after the Claim Date, the remaining Escrow Assets, (x) less the aggregate Indemnity Amounts related to all Claims made pursuant to Section III.A and not yet resolved as of the Claim Date and (y) less (i) any unpaid Escrow Agent fees or Escrow Agent expenses payable by the Representative on behalf of Stockholders and then (ii) any unpaid Representative claims pursuant to Section IX or expenses pursuant to Section X hereto, which amount shall be distributed to each Stockholder in accordance with the remaining cash constituting part of the Escrow Assets attributable to such Stockholder as set forth in Exhibit A. “Interim Escrow Amount” means, as of any date, the aggregate amount of Escrow Assets held by the Escrow Agent pursuant to this Agreement as of such date, as such amount is reduced by the aggregate Indemnity Amounts related to all Claims made pursuant to Section III.A and not yet resolved.

D.
Upon receipt by the Escrow Agent from time to time and at any time during the term of this Agreement of joint written instructions executed by Representative and Parent or a court order from a court of competent jurisdiction directing disbursement of Escrow Assets, the Escrow Agent shall promptly disburse Escrow Assets then held by it to the persons and in the amounts specified therein.

E.	Notwithstanding anything contained herein to the contrary, the Escrow Agent shall not be required at any time to disburse more than the aggregate amount of Escrow Assets then held by it.

F.	Nothing contained herein shall obligate or be construed to obligate Representative or Parent to submit any dispute or claim to arbitration.

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IV.	Investment of Escrow Assets.

A.
During the term of this Agreement, at the joint written direction of Parent and Representative, Escrow Assets deposited shall be invested in an interest-bearing money market account or other pooling arrangement that exclusively purchases and holds investments itemized in Exhibit B. All interest and other income earned on the Escrow Assets shall be added to and be a part of the Escrow Assets. Periodic statements will be provided to Parent and Representative reflecting transactions executed in the Escrow Assets. Parent and Representative, upon written request, shall receive a statement of transaction details upon completion of any securities transaction in the Escrow Assets without any additional cost. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent shall have no liability for any loss sustained as a result of any investment in an investment indicated on Exhibit B or any investment made pursuant to the joint written investment instructions of Parent and Representative or as a result of any liquidation of any investment prior to its maturity in order to provide funds necessary to make required payments under this Agreement or for the failure of Representative or Parent to give the Escrow Agent instructions to invest or reinvest the Escrow Assets.

B.
Any earnings or loss on investment of the Escrow Assets shall be allocated as to each Stockholder in the respective proportion of Escrow Assets for such Stockholder set forth in Exhibit A. The parties hereto acknowledge and agree that any interest or other income earned on the Escrow Assets shall constitute gross income of the Stockholders for all income tax purposes, and the Stockholders shall file all income tax returns (including without limitation, information returns) in a manner consistent with such treatment. Representative shall provide Escrow Agent with such written information as is necessary for the Escrow Agent to determine each Stockholder’s share of any income earned on the Escrow Assets for income tax reporting purposes (including, without limitation, the preparation and filing of all IRS Form 1099s). The Escrow Agent shall distribute to the Stockholders throughout the term of this Agreement, on or about each April 1, June 1, September 1 and January 1, 48% of the interest or other income earned on the Escrow Assets since the later of the date hereof or the determination date for the most recent such payment.

C.
The Escrow Agent may make investments permitted by this Section through or from its own bond department or trust investments department, or its parent’s or affiliate’s bond department or trust investments department. Except as otherwise provided hereunder or agreed in writing among the parties hereto, Representative, for and on behalf of the Stockholders, shall retain the authority to institute, participate and join in any plan of reorganization, readjustment, merger or consolidation with respect to the issuer of any securities held hereunder, and, in general, to exercise each and every other power or right with respect to each such asset or investment as individuals generally have and enjoy with respect to their own assets and investment, including power to vote upon any securities. Parent and Representative acknowledge that regulations of the Comptroller of the Currency grant the Stockholders the right to receive brokerage confirmations of the security transactions as they occur. Representative, for and on behalf of the Stockholders, specifically waives such notification to the extent permitted by law and will receive periodic cash transaction statements which will detail all investment transactions.

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V.	Responsibilities and Duties of Escrow Agent.

A.
The Escrow Agent shall not incur any liability for following the instructions herein contained or provided for in any written instructions given jointly by Representative and Parent. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, shall fail to receive written instructions or shall receive instructions, claims or demands from any other Party that, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other Parties or by a final order or judgment of a court of competent jurisdiction.

B.
The Escrow Agent may rely and shall be protected in acting or refraining from acting on any written notice, instruction or request furnished to it hereunder. The Escrow Agent shall not have any responsibility for the genuineness or validity of any document or other material presented to or deposited with it nor any liability for any action taken, suffered or omitted in accordance with any written instructions or certificates given to it hereunder and believed by it to be signed by the proper party or parties.

C.
The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred on it by this Agreement. The Escrow Agent may consult with counsel of its choice, and shall not be liable for any action taken, suffered or omitted by it in good faith in accordance with the opinion of such counsel.

D.
The Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to initiate or defend any legal proceedings that may be instituted against it by third parties with respect to the subject matter of this Agreement. If the Escrow Agent does elect to act it will do so only to the extent that it is indemnified to its satisfaction against the cost and expense of such defense or initiation.

E.
The duties and responsibilities of the Escrow Agent are those herein specifically provided and no other. The Escrow Agent shall not have any liability under, or duty to inquire into, the terms and provisions of the Indemnification Agreement or of any other agreement or instrument, other than this Agreement. Its duties are ministerial in nature and, the Escrow Agent shall not incur any liability whatsoever other than for its own willful misconduct or gross negligence.

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VI.
Escrow Agent Indemnification. Parent and Representative, for and on behalf of the Stockholders, hereby, jointly and severally, agree to indemnify, defend and hold the Escrow Agent harmless from and against any and all loss, damage, tax, liability and expense that may be incurred by the Escrow Agent arising out of or in connection with its duties, obligations or performance as escrow agent under this Agreement, except as caused by its gross negligence or willful misconduct, including the legal costs and expenses of defending itself against or initiating any claim or liability in connection with its performance hereunder. The terms of this paragraph shall survive the termination of (i) this Agreement and (ii), with respect to claims arising in connection with the Escrow Agent’s duties while acting as such, the resignation or removal of the Escrow Agent.

VII.
Escrow Agent Fee; Expenses of Escrow Agent. Each of Parent and Representative, for and on behalf of the Stockholders, agrees to pay one-half of the fees of the Escrow Agent for its services hereunder as and when billed by the Escrow Agent or to reimburse the Escrow Agent on request for one-half of all expenses, disbursements and advances, including reasonable attorneys fees, incurred or made by the Escrow Agent in connection with carrying out its duties hereunder. The payment obligations of Representative, on behalf of the Stockholders, shall be paid out of, and charged against, the Escrow Assets, to the extent thereof.

VIII.
Discharge and Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving Representative and Parent at least thirty (30) days prior notice in writing of such resignation, but such resignation shall not be effective until a successor escrow agent shall have been appointed and shall have accepted such appointment in writing. As soon as practicable after its resignation, the Escrow Agent shall turn over to a successor escrow agent appointed by Representative and Parent the Escrow Assets on presentation of the document appointing the successor escrow agent and its acceptance thereof, whereupon all of the Escrow Agent’s duties and obligations hereunder shall cease and terminate. If no successor escrow agent is so appointed within the 30-day period following such notice of resignation, the resigning Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent.

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IX.
Representative Indemnification. Stockholders shall, jointly and severally, agree to indemnify, defend and hold Representative harmless from and against any and all loss, damage, tax, liability and expense that may be incurred by Representative arising out of or in connection with his/her duties, obligations or performance as Representative under this Agreement, except as caused by his/her gross negligence or willful misconduct, including the legal costs and expenses of defending himself/herself against or initiating any claim or liability in connection with his/her performance hereunder. Representative shall not have any liability under the terms or provisions of this agreement or instrument for any action taken or not taken in performance of his/her duties under this Agreement, except for such liability as arises from Representative’s gross negligence or willful misconduct. The terms of this paragraph shall survive the termination of (i) this Agreement and (ii), with respect to claims arising in connection with Representative’s duties while acting as such, the resignation or removal of Representative.

X.
Discharge and Resignation of Representative; Expenses of Representative. Representative may resign from his/her duties or obligations hereunder by giving Parent and Escrow Agent at least thirty (30) days prior notice in writing of such resignation. In addition, the Stockholders to whom at least 50% of the Escrow Assets are deemed attributable as set forth in Exhibit A (the “Required Stockholder Interest”) may discharge Representative of his/her duties or obligations hereunder by giving Parent and Escrow Agent at least thirty (30) days prior notice in writing of such discharge. Prior to the effective time of any resignation or discharge of Representative, the Required Stockholder Interest shall provide written notice to Parent and Escrow Agent of a successor Representative. Upon the death or incapacity of Representative, the Required Stockholder Interest shall provide prompt written notice to Parent and Escrow Agent of a successor Representative. Any and all costs and expenses incurred by Representative in connection with any action taken as Representative, including any action taken by Representative in enforcing or defending Stockholders rights under this Agreement, shall be reimbursed to such Representative out of the Escrow Assets in accordance with Section III.C. of this Agreement.

XI.	Termination. This Agreement, except Sections V, VI, VII, IX, and X shall terminate on disbursement of all Escrow Assets.

XII.
Notice. All notices required or permitted to be given pursuant to this Agreement shall be given in writing, shall be transmitted by registered or certified mail, postage prepaid; and shall be addressed, as follows:

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When Escrow Agent is the intended recipient:

                Attention:
Facsimile:

If to Parent:

TALK AMERICA HOLDINGS, INC.

6805 Route 202

New Hope, PA 18938

Attention: Aloysius T. Lawn, IV, Executive Vice President - General Counsel

Facsimile: 215.862.1960

8

With a copy to

Arnold & Porter LLP

399 Park Avenue

New York, NY 10022

Attention: Jonathan C. Stapleton, Esq.

Facsimile: (212) 715-1111

When the Representative is the intended recipient:

Vic Parker

c/o Spectrum Equity

333 Middlefield Road

Suite 200

Menlo Park, CA 94025

Facsimile: (415) 464-4601

9

A Party may designate a new address to which notices required or permitted to be given pursuant to this Agreement shall thereafter be transmitted by giving written notice to that effect to the other Parties. Each notice transmitted in the manner described in this Section XII shall be deemed to have been given, received and become effective for all purposes at the time it shall have been delivered to the addressee as indicated by the return receipt.

XIII.
Entire Agreement; Binding Effect; Assignment. The terms and provisions of this Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assigns. No Party shall assign any of its rights or delegate any of its duties under this Agreement (by operation of law or otherwise) without the prior written consent of the other Parties. In the case of any inconsistency or conflict between the provisions of this Agreement, the provisions of this Agreement shall govern.

XIV.
Amendments. The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed by all of the other Parties and, if its rights, duties, immunities or indemnities as Escrow Agent are affected thereby, unless Escrow Agent shall have given its prior written consent thereto.

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XV.
Governing Law; Jurisdiction. EXCEPT AS EXPRESSLY SET FORTH BELOW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE, OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. EACH OF PARENT, COMPANY, REPRESENTATIVE (FOR AND ON BEHALF OF ITSELF AND STOCKHOLDERS) AND THE ESCROW AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

XVI.
Headings; Counterparts. The headings in this Agreement have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement. This Agreement may be signed in any number of counterparts.

XVII.
No Modification of Indemnification Agreement. Except as expressly provided herein, the rights and obligations of Parent and Company in this Agreement shall in no way affect their respective rights and obligations under the Merger Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective the date first above written.

TALK AMERICA HOLDINGS, INC..

By:___________________________

Name:

Title:

/s/____________________________

(AS REPRESENTATIVE)

[ESCROW AGENT]

By: /s/__________________________

Name:

Title:

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EXHIBIT A

STOCKHOLDER	SHARE OF ESCROW ASSETS
$